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                                 ROYAL OAK MINES INC.



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                         SENIOR SECURED DEBENTURE - SERIES B


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                                    JUNE 22, 1998









                           File #9801032.TRI - SENR12B.DEB

                                       LWS:wpc

                                  GOODMAN AND CARR
                                     Suite 2300
                                200 King Street West
                                  Toronto, Ontario
                                       M5H 3W5






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                                            TABLE OF CONTENTS



ARTICLE NO.                                    DESCRIPTION                                   PAGE NO.
1 -  INTERPRETATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
     1.1    Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
     1.2    Use of Singular and Plural . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
     1.3    Interpretation Not Affected by Headings, etc.. . . . . . . . . . . . . . . . . . . .  1
     1.4    Monetary References. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
     1.5    Day Not a Business Day . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     1.6    Invalidity of Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     1.7    References . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     1.8    Debenture to Govern. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     1.9    Generally Accepted Accounting Principles . . . . . . . . . . . . . . . . . . . . . .  2
     1.10   Computation of Time Periods. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
     1.11   Debentures in Series . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

2 -  PRINCIPAL AND INTEREST. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
     2.1    Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
     2.2    Payment of Interest. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
     2.3    Repayment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
     2.4    Optional Prepayment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6

3 -  SECURITY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     3.1    Security . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     3.2    No Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     3.3    Further Assurances - Security. . . . . . . . . . . . . . . . . . . . . . . . . . . .  8

4 - REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
     4.1    Representations and Warranties by the Corporation. . . . . . . . . . . . . . . . . .  9
     4.2    Survival of Representations and Warranties by the Corporation. . . . . . . . . . . . 20

5 -  COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
     5.1    Affirmative Covenants. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
     5.2    Holder's Right to Decline to Receive Information . . . . . . . . . . . . . . . . . . 27
     5.3    Negative Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28

6 -  DEFAULT AND ACCELERATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
     6.1    Events of Default. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
     6.2    Acceleration on Default. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
     6.3    Remedies Cumulative. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
     6.4    Debenture Not Required . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37

7 -  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
     7.1    Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
     7.2    Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
     7.3    Exchange of Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
     7.4    Reliance and Non-Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
     7.5    Amendment, Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
     7.6    No Set-Off by the Corporation. . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
     7.7    Employment of Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
     7.8    Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
     7.9    Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
     7.10   Payment of Costs and Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
     7.11   Judgment Currency. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
     7.12   Payment Agreements for Debenture . . . . . . . . . . . . . . . . . . . . . . . . . . 41
     7.13   Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42


                                 ROYAL OAK MINES INC.

                       (Amalgamated under the laws of Ontario)

                         SENIOR SECURED DEBENTURE - SERIES B

       Royal Oak Mines Inc. (the "Corporation") for value received hereby acknowledges itself indebted and promises to pay to or to the order of the Holder on the Final Maturity Date, each as defined herein, or such dates as all or any part of the principal amount hereof may become due in accordance with the provisions hereof, the principal sum of THIRTY-FIVE MILLION UNITED STATES DOLLARS (U.S. $35,000,000) (or such parts thereof as may become due), on presentation and surrender of this Debenture (in the case of payment of all of the principal amount hereof) to the Corporation at its registered office or at such place as the Corporation may direct, and to pay interest on the principal amount of this Debenture outstanding from time to time at the rates and times and in the amounts set forth herein.


ARTICLE 1 -    INTERPRETATION

1.1    DEFINITIONS

       In this Debenture, unless otherwise defined in this Debenture, the terms set out in SCHEDULE A shall have the meanings ascribed to them in that schedule.

1.2    USE OF SINGULAR AND PLURAL

       Words importing the singular include the plural and vice versa and words importing gender include all genders.

1.3    INTERPRETATION NOT AFFECTED BY HEADINGS, ETC.

       The division of this Debenture into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Debenture.

1.4    MONETARY REFERENCES

       Any reference in this Debenture to "Canadian dollars" or "Can. $" or similar terms shall be deemed to be a reference to lawful money of Canada and any reference in this Debenture to "United States of America dollars", "United States dollars" or "U.S. $" or similar terms shall be deemed to be a reference to lawful money of the United States of America. If no such references are made with respect to any particular sum or obligation, the sum or obligation in question shall be deemed to refer to lawful money of Canada.

1.5    DAY NOT A BUSINESS DAY

       In the event that any day on or before which any action is required to be taken hereunder is not a Business Day, then such action shall be required to be taken on or before the requisite time on the first Business Day thereafter.

1.6    INVALIDITY OF PROVISIONS

       Each of the provisions contained in this Debenture is distinct and severable and a declaration of invalidity, illegality or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provisions hereof or thereof. Without limiting the generality of the foregoing, if any amounts on account of interest or fees or otherwise payable by the Corporation to the Holder hereunder exceed the maximum amount recoverable under Applicable Law, the amounts so payable hereunder shall be reduced to the maximum amount recoverable under Applicable Law.

1.7    REFERENCES

       Except as otherwise specifically provided, reference in this Debenture to any contract, agreement or any other instrument shall be deemed to include references to the same as varied, amended, supplemented or replaced from time to time and reference in this Debenture to any enactment, including without limitation any statute, law, by-law, regulation, ordinance or order, shall be deemed to include references to such enactment as re-enacted, amended or extended from time to time.

1.8    DEBENTURE TO GOVERN

       If there is any inconsistency between the terms of this Debenture and the terms of any Security Document, the provisions hereof shall prevail to the extent of the inconsistency, but the foregoing shall not apply to limit or restrict in any way the rights and remedies of the Holder under the terms of the Security Documents after the Liens thereby constituted shall have become enforceable.

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1.9    GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

       Unless otherwise specifically provided herein, all accounting terms shall be applied and construed in accordance with Canadian generally accepted accounting principles consistently applied. For the purpose of determining compliance with the financial covenants set forth in Section 5.1(t), all computations shall be calculated on a consolidated basis, where applicable, and shall be adjusted to eliminate the effect of any discretionary change by the Corporation in the application of generally accepted accounting principles since the date of its most recent audited consolidated financial statements prior to the date hereof.

1.10   COMPUTATION OF TIME PERIODS

       In this Debenture, in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word "from" means "from and including", and the words "to" and "until" each mean "to but excluding".

1.11   DEBENTURES IN SERIES

       The Series A Senior Secured Debentures of the Corporation (the "Series A Debentures") may be issued to one or more holders. The aggregate principal amount of Series A Debentures which shall be issued shall be U.S. $85,000,000. The Corporation shall also issue Series B Senior Secured Debentures of the Corporation (the "Series B Debentures"), the aggregate principal amount of which shall be U.S. $35,000,000.

       This Debenture and all other Series B Debentures now or hereafter issued shall be rateably secured by a Lien on the property, assets and undertaking of the Corporation and shall rank pari passu inter se for payment (whether such payment is a payment, repayment and/or prepayment and whether same is voluntary or mandatory) of principal and/or interest hereunder and all such payments shall be made pro rata to each holder of Series B Debentures in accordance with the principal amount outstanding under the debenture held by such holder at the time of such payment.

       For as long as a Default or an Event of Default has occurred and is continuing, all amounts realized pursuant to the enforcement or the exercise of collection or other remedial action pursuant to or with respect to the Security (as defined in the Series A Debenture) for the Series A Debenture or the Security for the Series B Debenture shall be applied first to pay in full any and all amounts outstanding pursuant to the Series A Debenture, and shall not be applied to pay any or all amounts outstanding pursuant to this Series B Debenture unless and until all amounts outstanding pursuant

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to the Series A Debenture have been paid in full.

       At all times prior to the occurrence of a Default or an Event of Default, and at all times after a Default or an Event of Default which has occurred has been cured, provided that no other Default or Event of Default has occurred which is continuing, all amounts realized pursuant to the enforcement or the exercise of collection or other remedial action pursuant to or with respect to the Security (as defined in the Series A Debenture) for the Series A Debenture or the Security for the Series B Debenture shall be applied pro rata in accordance with the relative amounts outstanding under the Series A Debenture and the Series B Debenture at the time of such payment.

       The Holder, by its acceptance of this Debenture, agrees to be bound by the provisions contained herein.

1.12   REPAYMENT AMOUNT

       For the purposes of (i) the repayment and prepayment of the principal amounts outstanding hereunder, (ii) the payment of interest thereon and (iii) the payment of fees contemplated in Sections 2.3 and 2.4 hereof, the amount outstanding hereunder at any time shall be the aggregate of the Initial Purchase Price paid by the Holder, the Additional Purchase Price paid by the Holder if any, any and all compounded interest at such time, and such other fees, expenses and other amounts as may be payable by the Corporation to the Holder pursuant to the Documents at such time.

1.13   USE OF PROCEEDS

       The Corporation hereby covenants, agrees, represents and warrants with and to the Holder that the Corporation will use the proceeds from the issuance and sale of Debentures:

       (a) to repay all amounts outstanding under the Senior Secured Debenture Facility (as defined in the Purchase Agreement);

       (b) to repay those Kemess South Mine accounts payable of the Corporation listed in SCHEDULE G;

       (c) to fund capital and non-capital expenses of the Corporation in connection with the construction, development and operation of the Kemess South Mine.

       In addition to the foregoing, and until the occurrence of a Default or Event of Default hereunder:

       (d) the Corporation may use such proceeds for general corporate purposes in an amount not to exceed the aggregate of U.S. $20,000,000; and

       (e) to the extent that the amounts referred to in Section 1.13(d) hereof are insufficient to satisfy the general corporate purposes of the Corporation, and provided the Proceeds Conditions have then been and remain satisfied, the Corporation may then use such proceeds for general corporate purposes.


ARTICLE 2 -    PRINCIPAL AND INTEREST

2.1    INTEREST

       Interest shall accrue from the date hereof, before and after the occurrence of an Event of Default, demand, maturity or judgment, on the outstanding principal amount of this Debenture, and on all overdue costs, expenses and interest payable hereunder, at the Interest Rate and shall be calculated and compounded monthly on the first day of each calendar month, and shall be payable on the first day of the calendar month occurring after the earlier of (i) July 31, 1998, and (ii) the Kemess Mine Production Date, and thereafter shall be calculated and compounded monthly and payable monthly in arrears on the first calendar day of each month in each year (each an "Interest Payment Date") and on the Maturity Date. Notwithstanding the foregoing sentence, any accrued or accruing interest hereunder shall become and shall be immediately due and payable in full in the event that the principal amount outstanding hereunder has become due and payable.

2.2    PAYMENT OF INTEREST

       Except as otherwise provided for herein, as interest on this Debenture becomes due (except interest payable on the Maturity Date, which shall be paid upon presentation and surrender of this Debenture for payment), the Corporation shall pay to the Holder the interest due and payable on each Interest Payment Date, without deduction or set-off, by wire transfer of immediately available funds to such account and address of the Holder as may be provided by the Holder from time to time.

2.3    REPAYMENT

(a) Subject to the terms and conditions of this Debenture including the provisions of Section 6.2 hereof, the principal amount of this Debenture and all accrued interest thereon and any other amounts payable hereunder in connection with this Debenture shall be repaid in full on the date that is two years from the date hereof (the "Final Maturity Date").

(b) In addition to any other amounts payable by the Corporation hereunder, the Corporation shall pay:

       (i) on February 15, 1999, a non-refundable fee equal to 2% of the amount by which the aggregate amount then outstanding under the Debentures (including principal and accrued interest and unpaid fees and expenses) exceeds U.S. $80,000,000; and

       (ii) On October 15, 1999, a non-refundable fee equal to 2% of the amount by which the aggregate principal amount then outstanding under the Debentures (including principal and accrued interest and unpaid fees and expenses) exceeds U.S. $50,000,000.

Such fees shall be payable to the holders of the Debentures pro rata and pari passu, in accordance with the provisions of Section 1.11.


2.4    OPTIONAL PREPAYMENT

       Subject to the terms and conditions of this Debenture and provided no Default or Event of Default has occurred hereunder, under any other Series B Debentures or under any of the Series A Debentures, the Corporation shall have the privilege of prepaying from time to time, on any Business Day, all or any part of the principal amount of this Debenture on payment to the Holder of the Prepayment Amount provided that:

       (a) any such prepayment shall only be made on at least five Business Days' notice to the Holder, which notice, once given, shall be irrevocable and binding upon the Corporation;

       (b)     any such prepayment shall be in an amount of at least U.S.
       $5,000,000;

       (c) any such prepayment shall be accompanied by payment of all interest, fees and other amounts accrued in respect of the principal amount being so prepaid to the date of prepayments as well as all other amounts due and payable under this Debenture on the date of prepayment;

       (d)     each such prepayment shall be in accordance with Section 1.11;
       and

       (e) no such prepayment will be permitted at any time that the Permitted Encumbrances set out in Part I of SCHEDULE C1 exceeds Can.$10,000,000.

2.5    SUBORDINATED NOTE TRUST INDENTURE

       The Corporation hereby designates the Debt payable hereunder by the Corporation to the Holder as "Designated Senior Indebtedness" pursuant to and in accordance with the Subordinated Note Trust Indenture.


ARTICLE 3 -    SECURITY

3.1    SECURITY

       (a) As security for the due and punctual payment of all of its obligations to the Holder under or in respect of this Debenture and the other Documents, the Corporation shall execute and deliver to the Holder, contemporaneous with the delivery of this Debenture to the Holder, valid and enforceable Liens against all present and after-acquired property, undertaking and assets of the Corporation except the Excluded Assets, all in form and substance satisfactory to the Holder and its Counsel, including without limitation the following:

               (i) a security debenture by the Corporation creating a fixed and floating Lien on all of the Corporation's present and after-acquired property and assets including, without limitation, fixed and specific Liens on all property and assets comprising the Kemess Mine;

               (ii) a general security agreement by the Corporation creating a Lien on all of the Corporation's present and after-acquired property and assets;

               (iii) a limited guarantee by APM of the obligations of the Corporation to the Holder;

               (iv) a general security agreement by APM creating a Lien on all of APM's present and after-acquired property and assets;

               (v) assignments of the Corporation's interests in all material mining claims, concessions and leases in any way relating to the Kemess Mine;

               (vi) an assignment by the Corporation of its rights and interest in the Kemess South Resources Limited Partnership;

               (vii) if and to the extent required by the Holder, an assignment (and, where required, consents to such assignment) by the Corporation of its rights and interest in the Kemess Mine Construction Contracts;

               (viii) an assignment (and, where required, consent to such assignment) by the Corporation of its rights and interest in such of the Material Contracts as the Holder may designate;

               (ix) pledges of all of the shares in the capital of APM held by the Corporation;
               (x) a deed of moveable hypothec for use in the province of Quebec; and

               (xi) such other agreements and documents as may, in the sole discretion of the Holder, be necessary or desirable to grant to the Holder valid and enforceable Liens on all of the property, undertaking and assets of the Corporation other than the Excluded Assets.

       Notwithstanding anything to the contrary contained in the foregoing but subject always to the provisions of Section 5.1(v), the Corporation shall not be obligated to register the Security against any real property or mineral claims comprising: (i) the Pamour Mine, the Nighthawk Lake Mine and the mines generally known as Giant, Hope Brook and Colomac; and (ii) the Corporation's currently existing exploration properties not in any way relating to the Kemess Mine.

       (b) Contemporaneous with the delivery of the Security Documents contemplated by Section 3.1(a), the Corporation shall deliver to the Holder legal opinions in form and content, and from legal counsel, satisfactory to the Holder regarding the validity, enforceability and priority of all Liens created by such Security Documents and regarding such other matters as the Holder may require to evidence compliance with the terms of this Debenture and the other Documents.

       (c) The Corporation shall ensure that all of the Security Documents are executed and delivered in accordance with this Article 3 and the Liens created thereby are perfected in all jurisdictions and at all times reasonably required by the Holder.

3.2    NO MERGER

       The Security Documents shall not merge in any other security. No judgment obtained by the Holder shall in any way affect any of the provisions of this Debenture or any of the Security Documents. For greater certainty, no judgment obtained by the Holder shall in any way affect the obligation of the Corporation to pay principal, fees and interest at the rates, times and in the manner provided in this Debenture.

3.3    FURTHER ASSURANCES - SECURITY

       From time to time following the Closing Date, the Corporation shall at the expense of the Corporation take such action (including, without limitation, the provision of information and access to property) and execute and deliver to the Holder such agreements, conveyances, deeds and other documents and instruments as the Holder shall reasonably request in furtherance of granting to the Holder valid and enforceable first priority Liens on all of the Corporation's present and after acquired property, undertaking and assets other than the Excluded Assets, and the Corporation shall at the expense of the Corporation register, file or record the same (or a notice or financing statement in respect thereof) in all offices where such registration, filing or recording is, in the opinion of the Holder, necessary or advisable to constitute, perfect and maintain such Liens in all jurisdictions reasonably required by the Holder, subject only to Permitted Encumbrances, provided that (subject always to the provisions of Section 5.1(v)) the Corporation shall not be obligated to register the Security against any real property or mineral claims comprising: (i) the Pamour Mine, the Nighthawk Lake Mine and the mines generally known as Giant, Hope Brook and Colomac; and (ii) the Corporation's currently existing exploration properties not in any way relating to the Kemess Mine. The Corporation shall deliver opinions of its Counsel in respect of such matters, in each case within a reasonable time after the request therefor by the Holder, and in each case in form and substance reasonably satisfactory to the Holder.


ARTICLE 4 - REPRESENTATIONS AND WARRANTIES

4.1    REPRESENTATIONS AND WARRANTIES BY THE CORPORATION

       The Corporation hereby represents and warrants to the Holder and so long as this Debenture remains in effect shall be deemed to continuously represent and warrant as follows and acknowledges that the Holder is relying on such representations and warranties in connection with its purchase of the Debenture:

       (a) INCORPORATION AND STATUS OF THE CORPORATION. The Corporation is the successor corporation resulting from the amalgamation on December 29, 1997 of the former Royal Oak Mines Inc. and Kemess Mines Inc., is duly amalgamated and organized under the laws of its jurisdiction of incorporation, is in good standing in each jurisdiction where, by reason of its business or assets, it is required to be qualified or licensed and has, subject to the Materiality Threshold, all powers, licenses, franchises and permits required to own its assets and carry on its business as the same is presently carried on.

       (b) POWER AND CAPACITY. The Corporation has the corporate power to enter into each of this Debenture and the other Documents and to do all acts and things as are required or contemplated hereunder or thereunder to be done, observed and performed by it.

       (c) DUE AUTHORIZATION, NO CONTRAVENTION. The entering into and the performance by the Corporation of this Debenture, the other Documents and the transactions contemplated herein and therein (i) have been duly authorized by all necessary corporate action on the part of the Corporation and (ii) do not and will not contravene, violate, breach or result in any default under the articles, by-laws, constating documents or other organizational documents of the Corporation, or any agreement to which the Corporation is a party or, subject to the Materiality Threshold, any term or provision of any regulatory license or permit or any order of any court, governmental authority or regulatory body or any law or regulation of any jurisdiction in which the Corporation carries on its business.

       (d) BINDING AGREEMENT. This Debenture and the other Documents have been duly executed and delivered by the Corporation and constitute legal, valid and binding obligations enforceable against the Corporation in accordance with their terms, subject only to the availability of equitable remedies and the effect of bankruptcy, insolvency and similar laws affecting the rights of creditors generally.

       (e) NO PROCEEDINGS. As of the date of execution of this Debenture, except as is disclosed in SCHEDULE H and subject to the Materiality Threshold there is no material litigation, arbitration or administrative proceedings, actions, suits or investigations outstanding, pending or, to the Knowledge of the Corporation, threatened against the Corporation or any of its properties. None of the transactions contemplated hereby or by the other Documents have been enjoined by any Governmental Body and no suit or other proceeding challenging the transactions contemplated hereby or by the other Documents has been instituted or, to the Knowledge of the Corporation, threatened, and no investigative demand on the Corporation or any Subsidiary related to such transactions has been made by any Governmental Body and no Governmental Body or Person has, to the Knowledge of the Corporation, threatened to take any such action.

       (f) COMPLIANCE WITH APPLICABLE DOCUMENTS AND LAWS. The Corporation is not in violation of, or in default under (and there does not exist any event or condition which, after notice or lapse of time or both, would constitute such a default under), any term of its articles, by-laws, constating documents or other organizational documents, or, subject to the Materiality Threshold and other than amounts owed to the holders of the Existing Encumbrances, under any term of any agreement, instrument, judgment, decree, order, statute, injunction, governmental regulation, rule or ordinance (including, without limitation, those relating to zoning, city planning or similar matters) applicable to the Corporation, or to which the Corporation is bound or which may otherwise be applicable to any property of the Corporation other than as is disclosed in item 11 of SCHEDULE H.

       (g) NO CONSENTS REQUIRED. Except as may be expressly set out in SCHEDULE J hereto (the "Consents"), there are no consents, permits, approvals, confirmations and acknowledgements required in order for the Corporation to carry out the transactions contemplated hereby and by the Documents, provided that the granting of fixed and specific Liens or assignments which the Holder may request following the date hereof pursuant to its right to do so hereunder or under the Documents may require consents or approval of other Persons so as not to constitute events of default under any agreements with such Persons.

       (h) SHARES. SCHEDULE E sets out the name and jurisdiction of incorporation, continuance or amalgamation of the Corporation and each Subsidiary, and SCHEDULE K accurately describes the respective authorized and issued share capital as of the date hereof of the Corporation and each Material Subsidiary. Other than as disclosed in
       Section 4.1(i) hereof, there are no shareholders' agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the shares of the Corporation or of Material Subsidiaries or pursuant to which any person may have any right or claim in connection with any existing or past equity interest in the Corporation or such Material Subsidiaries.

       (i) NO OBLIGATION TO ISSUE SHARES. Except for (i) agreements, options, warrants, rights and conversion or other rights granted to current or former directors and employees of the Corporation in respect of which no more than 10 million common shares of the Corporation may be acquired, (ii) agreements to issue to the Corporation shares of APM (which shares when issued will be subject to the Security and all share certificates in respect thereof will, at the request of the Holder, be delivered to the Holder), (iii) special warrants and common shares which may be issued by the Corporation to its creditors, in lieu of partial payment to such creditors, and to other Persons, and (iv) 10,000,000 common shares being issued to the consenting holders of the Subordinated Notes, there are no agreements, options, warrants, rights of conversion or other rights pursuant to which the Corporation or any of the Subsidiaries is or may become obligated to issue any shares or any securities convertible into, or exchangeable for, shares.

       (j) FINANCIAL STATEMENTS. The Audited Financial Statements and the Interim Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied (subject to usual year-end adjustments in the case of the Interim Financial Statements) and fairly present the financial position of the Corporation and the Subsidiaries and the results of their operations at the times and for the periods indicated. The Corporation and each of the Subsidiaries has no outstanding liabilities, contingent or otherwise, other than those disclosed in the Audited Financial Statements and the Interim Financial Statements and other than trade or business obligations subsequently incurred in the ordinary course of business, which such trade and business obligations are currently in good standing in accordance with their respective terms, other than as set forth in SCHEDULE L.

       (k) PERMITS, COMPLIANCE WITH LAWS. This section 4.1(k) shall be subject to the Materiality Threshold. The Corporation has all licences, permits, approvals and franchises that it requires, or is required to have, to own its properties and assets and to carry on its business as presently conducted including, without limitation, in respect of the construction and development of the Kemess South Mine. All such licences, permits, approvals and franchises are in good standing and, except as is disclosed in item 11 of SCHEDULE H, no actions, proceedings, investigations or other steps of any kind are in process, pending, to the Knowledge of the Corporation threatened, or reasonably foreseeable which might result in any such licence, permit, approval or franchise being terminated, revoked, withdrawn, suspended or otherwise made unavailable to the Corporation for any period of time. The Corporation has applications pending for all additional licences, permits, approvals and franchises necessary or desirable for the commencement of mining operations at the Kemess Mine in the manner and to the full extent contemplated in plans and projections disclosed to the Holder (a list of which additional licenses are attached here as SCHEDULE M) and has no reason to believe that any or all such additional licences, permits, approvals and franchises will not be granted to prevent, impair or interfere with the Kemess Mine Production Date occurring on or before December 31, 1998. Except as is disclosed in item 11 of SCHEDULE H, the Corporation is conducting its business in compliance with all applicable laws, regulations, by-laws and ordinances of each jurisdiction in which its business is carried on, including without limitation all laws, regulations, by-laws and ordinances relating to mining concessions.

       (l) NO RESTRICTIONS. Except as may be provided for in agreements between the Province of British Columbia and the Corporation respecting economic assistance, copies of which have been provided to the Holder, the Corporation is not a party to or bound by any agreement which would restrict or limit its right to carry on any business or activity or to solicit business from any Person or in any geographical area or otherwise to conduct the business of the Corporation. The Corporation is not subject to any legislation or any judgment, order or requirement of any court or governmental authority which is not of general application to persons carrying on a business similar to the business of the Corporation.

       (m) LIMITATION ON PAYMENT RESTRICTIONS. Except for restrictions contained herein and in the Subordinated Note Trust Indenture, and restrictions in favour of the holders of the Permitted Hedging Indebtedness to the extent such restrictions herein and in the Subordinated Note Trust Indenture have been agreed to and adopted by the Corporation and such holders, neither the Corporation nor any Subsidiary is subject to any consensual restriction on its ability (a) to pay dividends or make any other distributions on its equity securities to, or pay any indebtedness owing to, or repurchase or redeem any equity securities from, the holders of such equity securities, the Corporation or any other Subsidiary, (b) to make any loans or advances to the Corporation or any other Subsidiary, or (c) to transfer any of its property or assets to the Corporation or any other Subsidiary.

       (n) NO MATERIAL ADVERSE CHANGES, DAMAGE OR ACCIDENTS. Since June 1, 1998, the Corporation has operated its business diligently and only in the ordinary course of business and except for the defaults set out in
       SCHEDULE I (the "Disclosed Defaults"), (which Disclosed Defaults have been remedied), and except for the Corporation committing events of default pursuant to the Subordinated Note Trust Indenture (which have since been cured), there has not been any material adverse change in the condition (financial or otherwise), assets, liabilities, affairs, business or operations of the Corporation, any substantial loss of or damage to the assets of the Corporation, or any accident (subject to the Materiality Threshold) relating to the mines, properties or mining operations of the Corporation in which any employee of the Corporation was injured. For greater certainty, since June 1, 1998 the Corporation has not:

               (i) incurred any liabilities other than in the ordinary course of business consistent with past practice;

               (ii) sold, encumbered, assigned or transferred any assets or properties of the Corporation, other than for fair market value, to purchasers at arms length to the Corporation and in the ordinary course of business consistent with past practice;

               (iii) created, incurred, assumed or guaranteed any obligations, liabilities or indebtedness except in the ordinary course of business consistent with past practice or subjected any of its assets to any Lien except for Existing Encumbrances;

               (iv) changed or amended its governing documents in any respect;

               (v) declared, set aside, paid or made any distributions in cash or property on its equity securities including its common shares;

               (vi) directly or indirectly redeemed, purchased or otherwise acquired any of its equity securities;

               (vii) other than the resignations of John May, Matthew Gaasenbeek, Michael Lalonde, Nancy Deshaw and Scott Lampe, suffered any resignation or termination of employment of any key officers or directors or become aware of any impending resignation or termination of employment of any such key officers or directors;

               (viii) except in the ordinary course of its business, or as disclosed in writing to the Holder prior to the date hereof, materially increased the compensation payable or to become payable to any of its officers or directors or materially increased any bonus, insurance, pension or other employee benefit plan, payment or arrangement made for or with any such officers or directors;

               (ix) materially changed its accounting methods, principles or practices; or

               (x) entered into any agreement or commitment to do any of the things described in this section.

       (o) NO WORK ORDERS. Except as is disclosed in item 11 of SCHEDULE H and subject to the Materiality Threshold, no work orders, directions or notices have been issued pursuant to any applicable law relating to the business of the Corporation or any part of the Mortgaged Property or relating to or pursuant to any environmental matters affecting the foregoing and the Corporation has not received any notification from any Governmental Body that any work, repairs, construction or capital expenditures are required to be made in respect of the Mortgaged Property or any part thereof as a condition of continued compliance with any applicable law or any Material Authorizations issued thereunder.

       (p) NO DEFAULT. Subject to the Materiality Threshold, the Corporation is not in default or breach under any material commitment or obligation under the terms and conditions relating to any Material Authorizations and there exists no state of facts which, after notice or the passage of time or both, would constitute such a default or breach and there are no proceedings in progress, pending or, to the Knowledge of the Corporation, threatened which may result in the revocation, cancellation, suspension, non-grant or any adverse modification of any Material Authorization except as is disclosed in item 11 of SCHEDULE H. The Corporation has obtained all Material Authorizations necessary or desirable to carry on all activities currently and previously carried on at the Kemess Mine.

       (q) NON-ARM'S LENGTH TRANSACTIONS. Except as is described in employment agreements and correspondence delivered to the Holder prior to the date hereof, the Corporation is not a party to any contract, commitment or transaction (including by way of loan) with any officer, director or shareholder of the Corporation, any of the Subsidiaries, or any of their respective affiliates or associates, other than as disclosed in the Audited Financial Statements and the Interim Financial Statements and other than employment contracts in the ordinary course of business.

       (r)     TAX MATTERS.

               (i) The Corporation has prepared and filed on a timely basis with all appropriate Governmental Bodies all returns with respect to Taxes and other documents that it is required to file in respect of any Taxes for all fiscal periods ending on or prior to the date hereof and all such returns or other documents are correct and complete in all material respects;

               (ii) The Corporation has paid in full all Taxes due on or before the date hereof and, in the case of Taxes accruing on or before the date hereof that are not due on or before the date hereof, the Corporation will have made adequate provision in its books and records and financial statements for such payment; and the Corporation does not have any liability for Taxes other than those provided for in the Audited Financial Statements and the Interim Financial Statements and those arising subsequently in the ordinary course of the operation of its business;

               (iii) The Corporation has withheld from each payment made to any of its present or former employees, officers, directors and to all persons who are non-residents of the applicable jurisdictions all amounts required pursuant to Applicable Law to be withheld or remitted and will continue to do so until the Maturity Date and furthermore has remitted such amounts within the applicable periods to the appropriate Governmental Body; the Corporation has remitted all Canada Pension Plan contributions, unemployment insurance premiums, employer health taxes and other Taxes payable by it in respect of its employees and has or will have remitted such amounts to the appropriate Governmental Body within the time required under the applicable legislation; and the Corporation has charged, collected and remitted on a timely basis all Taxes as required under applicable legislation on any sale, supply, or delivery whatsoever, made by the Corporation;

               (iv) Except for a disputed assessment of fuel taxes payable by the Corporation to the government of Canada in the approximate amount of Can. $100,000, there are no reassessments of the Corporation with respect to Taxes that have been issued and are outstanding; no Governmental Body has challenged, disputed or questioned the Corporation in respect of Taxes or in respect of any returns, filings or other reports filed under any statute providing for Taxes; the Corporation has not received any indication from any Governmental Body that an assessment or a reassessment in respect of the Corporation is proposed; and the Corporation has not executed or filed any agreement extending the period for assessment, reassessment or collection of any Taxes.

       (s) NO ENCUMBRANCES. The Corporation owns and has good and marketable title, free and clear of all Liens except Existing Encumbrances, to all assets used in connection with its business including, without limitation, all assets reflected on the balance sheet included in the Audited Financial Statements and the Interim Financial Statements or acquired by it after the date of such balance sheet except for changes in such assets in the ordinary course of business subsequent to that date. All material operating facilities, equipment and other material items of tangible property and assets owned by the Corporation are in good operating condition and repair, subject to normal wear and maintenance and having regard to their respective ages, are usable in the regular and ordinary course of business and conform to all Applicable Laws relating to their construction, use and operation, except where such failure, individually or in the aggregate, would not have a material adverse effect on the Corporation. The Corporation's quarterly report on Form 10-Q for the fiscal quarter ended March 31, 1998 filed with the United States Securities And Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, contains a complete and accurate description of all material property and assets owned by the Corporation. SCHEDULE N contains a complete and accurate description of all material property and assets owned by the Corporation relating to the Kemess Mine.
       Subject to the Materiality Threshold, all equipment or other tangible assets or property situated on the premises of the Corporation, or necessary to the operation of the business of the Corporation, which is leased under a capital lease or under a material operating lease is listed in SCHEDULE O. Subject to the Materiality Threshold, the Corporation is in compliance with all terms of agreements and arrangements governing the leased items listed in SCHEDULE O.

       (t) MATERIAL INDEBTEDNESS. SCHEDULE P contains a list of all material indebtedness of the Corporation in excess of Can. $1,000,000 and the identity of the Persons to whom it is owed. The accounts payable of the Corporation listed in SCHEDULE G relate only to the construction, development and operation of the Kemess South Mine.

       (u) SECURITY DOCUMENTS. The Security Documents and the other Documents create a valid and enforceable security interest and Lien upon the Mortgaged Property securing the payment and satisfaction of all obligations of the Corporation and APM to the Holder. Such security interests are perfected security interests subject to no prior Liens or Liens ranking senior in priority to the Liens in favour of the Holder, except for such Liens (i) granted pursuant to the Royalty Debenture,
       (ii) relating to or securing Debt of the Corporation not in excess of Can. $15,000,000 as may be held by holders of Existing Encumbrances set out in Part I of SCHEDULE C1.

       (v) EMPLOYMENT MATTERS. Except as is disclosed in SCHEDULE Q, the Corporation is not a party to or is not bound by any:

               (i) written contract or commitment for the employment of any employee or officer providing for an annual salary (including benefits) of in excess of Can. $200,000 or a payment on termination of in excess of six months salary and benefits;

               (ii) oral contract or commitment for the employment of any employee or officer, except for contracts of indefinite hire terminable by the Corporation without cause on reasonable notice;

               (iii) in the case of the Kemess Mine only, contract with or commitment to any trade union, council of trade unions, employee bargaining agent or affiliated bargaining agent (collectively called "labour representatives") and the Corporation has not conducted negotiations with respect to any such future contracts or commitments; no labour representatives hold bargaining rights with respect to any employees of the Corporation relating to the Kemess Mine; no labour representatives have applied to have the Corporation declared a related employer pursuant to the applicable labour legislation; and, to the Knowledge of the Corporation, there are no current or threatened attempts to organize or establish any trade union or employee association with respect to the Kemess Mine project provided, however, that the Corporation anticipates that steps may be taken by its employees to unionize and negotiate collective bargaining agreements for the Kemess Mine at some time in the future; or

               (iv) except as is disclosed in financial information made available to the Holder prior to the date hereof and subject to the Materiality Threshold, bonus, pension, multi-employer, profit sharing, deferred compensation, retirement, disability, health insurance or similar benefit plan, with respect to any of its employees or others (including without limitation any agreements in respect of employee share ownership plans), other than Canada Pension Plan, the Ontario Health Insurance Plan and other similar health plans established and administered by any other governmental authority or workers' compensation insurance provided pursuant to statute.

       Subject to the Materiality Threshold, there is no work stoppage or other concerted action, grievance or dispute existing or, to the Knowledge of the Corporation, threatened against the Corporation, and there is no material complaint, grievance, claim, work order or investigation that has been filed, made, commenced or, to the Knowledge of the Corporation, threatened against the Corporation pursuant to any human rights, occupational health and safety, workers compensation, employment standards or pay equity legislation or any similar legislation of any jurisdiction in which the Corporation carries on its business.

       (w) INTELLECTUAL PROPERTY. The Corporation owns and has good and marketable title, free and clear of all Liens except Existing Encumbrances, to the Intellectual Property. The conduct of the business of, and the use of the Intellectual Property by the Corporation does not infringe, and the Corporation has not received any notice, complaint, threat or claim alleging infringement of, any patent, trade mark, trade name, copyright, industrial design, trade secret or other propriety right of any other Person. To the Knowledge of the Corporation, the Intellectual Property which is not owned by the Corporation is being used with the consent of, and in accordance with the consent or licence from, the rightful owner thereof. The Corporation has taken all necessary steps to establish, preserve and protect its rights in the Intellectual Property which is material to the Corporation.

       (x) MATERIAL CONTRACTS. SCHEDULE R contains a list of all agreements of the Corporation which are material to the Kemess Mine and which have not been fully performed by the parties thereto, including, without limitation, agreements which relate to construction underway or proposed at the Kemess Mine and including, without limitation, royalty, refining and shipping agreements (the "Material Contracts"). SCHEDULE Z contains a list of all material agreements of the Corporation relating to the construction or development of the Kemess Mine or relating to the supply of equipment to the Kemess Mine, which agreements have been performed by the parties thereto but the warranty periods in respect of which have not yet expired (the "Kemess Mine Construction Contracts"). Subject to the Materiality Threshold, and other than amounts owed to holders of the Existing Encumbrances, each of the Material Contracts and the Kemess
       Mine Construction Contracts is in full force and effect without amendment, and there has been no default under any of them, or under any other material commitment or obligation, by the Corporation or, to the Knowledge of the Corporation, any other party, nor has any event occurred that, with the giving of notice, lapse of time or any other condition subsequent, would constitute a default or would otherwise allow the termination of any Material Contract or Kemess Mine Construction Contract.

       (y) MINING CONCESSIONS. SCHEDULES B-1 AND B-2 contain a complete and accurate list of all material mining claims, concessions and leases in which the Corporation has an interest relating in any way to the Kemess Mine, including, without limitation, all mining claims, concessions and leases in respect of which the Corporation has any obligation to contribute funds or make payments, other than fees or taxes payable in the ordinary course under the regulations governing such claims, concessions or leases. The Corporation is the absolute beneficial owner of, and has good and marketable title to, such mining claims, concessions and leases in accordance with governing laws and regulations, free of all Liens except for such rights as may be held by Kemess South Resources Limited Partnership as disclosed in item (a) of
       Part II of SCHEDULE C1 to this Debenture and by the holders of the Existing Encumbrances.

       (z) PRICING, HEDGING PROTECTION. Subject to the Materiality Threshold, SCHEDULE S contains a complete and accurate list and description of all hedging or related arrangements to which the Corporation is a party or by which it is bound including, without limitation, forward sale contracts, options, interest rate swap agreements, currency swap agreements, derivative agreements and similar arrangements. None of the hedging or related arrangements entered into by the Corporation provides for the granting of (i) any Lien against the property, assets and undertaking of the Corporation other than the Permitted Encumbrances described in Section (b) of the definition thereof, or (ii) production advances or any other disposition of any property, assets or undertaking of the Corporation in consideration for advance or accelerated payment or other manner of prepayment or payment not contemporaneous with delivery other than for the sales of up to U.S. $10,000,000 of copper concentrate pursuant to the Glencore Agreement.

       (aa) ENVIRONMENTAL MATTERS. Except as is disclosed in item 11 of SCHEDULE H regarding the sediment concerns at the Kemess South Mine and subject to the Materiality Threshold, the Corporation is not in violation of any applicable federal, provincial, state, municipal or local laws, regulations, orders, governmental decrees or ordinances with respect to environmental, health or safety matters (collectively, "Environmental Laws") and no actions, proceedings, investigations or other steps of any kind are in process, pending, to its Knowledge threatened, or reasonably foreseeable with respect to any such existing or past violation or alleged violation or other liability whatsoever on the part of the Corporation under Environmental Laws. For greater certainty, subject to the same qualifications and without limiting the generality of the foregoing:

               (i) the Corporation has carried on its business and at all times has received, handled, used, stored, treated, shipped and disposed at all times of all contaminants in compliance with all Environmental Laws;

               (ii) there have been no releases, deposits or discharges, in violation of Environmental Laws, of any hazardous or toxic substances, materials, pollutants, contaminants or wastes into the earth, air or into any river, stream, lake or other body of water or into any municipal or other sewer or drain water systems;

               (iii) no orders, directions or notices have been issued pursuant to any Environmental Laws relating to the business or assets of the Corporation; and

               (iv) the Corporation has not failed to report to the proper Governmental Body the occurrence of any event which is required to be so reported by any Environmental Laws.

       (bb) PLACES OF BUSINESS. The registered office of the Corporation is situated at BCE Place, P.O. Box 747, Suite 2500, 181 Bay Street, Toronto, Ontario, Canada M5J 2T7, and the chief executive office of the Corporation is situated at 5501 Lakeview Drive, Kirkland, Washington, U.S.A. 98033.

       (cc) ALL MATERIAL INFORMATION SUPPLIED. The Corporation has provided to the Holder all material information relating to the financial condition, business and prospects of the Corporation and all information provided to the Holder is true, accurate and complete in all material respects and omits no material fact necessary to make such information not misleading provided, however, that the Corporation is not representing and warranting that the financial and operating projections made by it will accurately correspond to actual future results notwithstanding that they are based on the best information currently available to the Corporation. For greater certainty, all documents provided to the Holder in the course of investigating, negotiating and preparing the Documents and the property, assets and affairs of the Corporation are complete and, subject to the proviso in the immediately preceding sentence, accurate in every respect and copies of all such documents provided to the Holder conform in every respect to the originals thereof.

       (dd) DEBENTURE COVENANTS. No event or circumstance has occurred or exists which is inconsistent with the covenants and agreements of the Corporation set out in this Debenture or which would, immediately or with the passage of time or giving of notice or taking of any other prerequisite step, constitute a Default or Event of Default hereunder.

       (ee) SUBORDINATED NOTES. The Corporation is, and will after giving effect to the transactions contemplated by this Debenture and the other Documents be, in compliance with all terms and conditions and agreements applicable to the Subordinated Notes. The indebtedness under the Debenture will fully constitute "Permitted Indebtedness" and the Security will in every respect constitute "Permitted Liens" under the Subordinated Note Trust Indenture. The indebtedness under the Debentures and the amounts if any from time to time outstanding on account of the Royalty Agreement constitute "Senior Indebtedness" under the Subordinated Note Indenture. The indebtedness under the Debentures constitute "Designated Senior Indebtedness" under the Subordinated Note Indenture. The indebtedness of any Subsidiary under or on account of the Debentures constitute "Guarantor Senior Indebtedness" under the Subordinated Note Indenture. The Lender is entitled to the benefit of and can rely on the provisions of the Subordinated Note Indenture relating to "Senior Indebtedness", "Designated Senior Indebtedness" and "Guarantor Senior Indebtedness" and the holder of the royalty pursuant to the Royalty Agreement is entitled to the benefit of and can rely on the provisions of the Subordinated Note Indenture relating to "Senior Indebtedness" to the extent of the amounts if any from time to time outstanding on account of the Royalty Agreement. Each of the Lenders and the holder of the royalty pursuant to the Royalty Agreement, to the extent of the amounts if any from time to time outstanding on account of the Royalty Agreement, can enforce such provisions as are applicable to it directly against the Corporation and any other Subsidiary. The Corporation has delivered to the Holder complete and accurate copies of all agreements and documents relating to the Subordinated Notes including, without limitation, the Subordinated Note Trust Indenture. The Subordinated Notes are, in accordance with their terms, fully subordinated and postponed to the obligations of the Corpoation to the Holder under the Documents, which obligations constitute "Senior Indebtedness" under the Subordinated Note Trust Indenture.

       (ff) SUBSIDIARIES OF THE CORPORATION. SCHEDULE E contains a list of all of the Subsidiaries of the Corporation, including the jurisdiction of incorporation, continuance and amalgamation for each such Subsidiary.

       (gg) PROVINCIAL ECONOMIC ASSISTANCE. The Province of British Columbia has unconditionally and irrevocably advanced to the Corporation approximately Can. $154,000,000 of the previously committed economic assistance, compensation and investment. All such economic assistance, compensation and investment is completely and accurately described in SCHEDULE T and the Holder has been provided with true, complete and accurate copies of all agreements and other documents relating thereto. Except for annual payments of Can. $1,000,000 for each of the 12 successive years commencing in 1999, both as identified in SCHEDULE T, there are no further outstanding commitments of economic assistance, compensation or investment which remain to be completed and there are no commitments, agreements or arrangements with any Governmental Body which would be breached or otherwise adversely impacted by the transactions contemplated by the Documents or which could in any way preclude, hinder, prejudice or delay the exercise of the Holder's rights and remedies hereunder and thereunder.

       (hh) WINDY CRAGGY PROPERTY. The inability of the Corporation to incur expenditures on and maintain in good standing the Windy Craggy Property will not result in: (i) any diminution in the amounts of payments from the government of British Columbia pursuant to the agreement of June 27, 1997; (ii) revocation of any permits issued by the government of British Columbia in connection with the Kemess Mine; or (iii) any material adverse effect on the ability of the Corporation to conduct mining operations at, and to maintain good title to, the Kemess Mine; and the Windy Craggy Property does not include or in any way comprise the property and assets comprising the Kemess Mine.

       (ii) BANKS. SCHEDULE T1 lists particulars, including bank, branch address, account type and account number, of each bank account maintained by the Corporation and by each of the Subsidiaries.

4.2    SURVIVAL OF REPRESENTATIONS AND WARRANTIES BY THE CORPORATION

       The representations and warranties made by the Corporation pursuant to
Section 4.1 hereof will survive the closing of the issuance of this Debenture and the other transactions provided for herein and, notwithstanding such closing or any investigation made by or on behalf of the Holder or any other person or any knowledge of the Holder or any other person, shall continue in full force and effect for the benefit of the Holder.

ARTICLE 5 -    COVENANTS

5.1    AFFIRMATIVE COVENANTS

       So long as the Debenture or any obligation of the Corporation to the Holder under the Debenture or any other Document remains outstanding, the Corporation covenants and agrees with the Holder that:

       (a) PUNCTUAL PAYMENT AND PERFORMANCE OF DEBENTURE. The Corporation shall pay or cause to be paid all amounts payable to the Holder hereunder and under the other Documents on the dates and in the manner specified therein and the Corporation shall perform and carry out all of the acts or things to be done by the Corporation as provided in the Debenture and the other Documents;

       (b) CONDUCT OF BUSINESS. The Corporation shall do or cause to be done all things necessary to maintain its corporate existence in its present jurisdiction of incorporation and to maintain its corporate power and capacity to own its properties and assets;

       (c) PRESERVATION OF MATERIAL AUTHORIZATIONS. The Corporation and each Material Subsidiary shall preserve and maintain all Material Authorizations including, without limitation, all licenses, permits, approvals and franchises necessary or desirable to carry on mining operations at the Kemess Mine in the manner and to the full extent contemplated in plans and projections disclosed to the Holder.

       (d)     PRESERVATION OF MINING CLAIMS, CONCESSIONS AND LEASES.  The

       Corporation shall preserve and maintain: (i) all mining claims subject to the Materiality Threshold, and all concessions and leases necessary or desirable to carry on mining operations at the Kemess Mine in the manner and to the full extent contemplated in plans and projections disclosed to the Holder, and (ii) subject to the Materiality Threshold, all other material mining claims, concessions and leases.

       (e) COMPLIANCE WITH APPLICABLE LAW AND CONTRACTS. The Corporation and each Material Subsidiary shall comply with: (i) the requirements of all Applicable Laws; (ii) all obligations which, if contravened, could give rise to a Lien (other than Permitted Encumbrances) over any of its property; and (iii) all insurance policies and all contracts to which the Corporation or such Material Subsidiary is a party or by which it or its properties are bound, non-compliance with which would, singly or in the aggregate, have a material adverse effect upon the business, property or financial condition of the Corporation or such Material Subsidiary or upon its ability to perform its obligations under this Debenture or any of the other Documents;

       (f)     INSURANCE.  The Corporation and each Material Subsidiary shall:

               (i) keep its properties and assets insured with reputable insurers, in amounts not less than the replacement cost thereof and against such losses as are insured against by comparable corporations engaged in comparable businesses or which the Holder may reasonably require including without limitation, if requested by the Holder acting reasonably, sudden and accidental pollution liability insurance;

               (ii) maintain public liability insurance in such amounts and against such risks as is normally carried by comparable corporations engaged in comparable businesses or which the Holder may reasonably require;

               (iii) provide the Holder with certificates for all insurance policies; and

               (iv) provide that any loss under all such insurance policies (other than policies in respect of third party liability and business interruption insurance) in excess of Can. $500,000 shall be payable to the Holder subject only to any prior rights which may be specifically held in such proceeds by the holders of Permitted Encumbrances, provided that if a Default or Event of Default has not occurred, the Corporation or such Material Subsidiary shall, provided prior notice thereof shall have been given to the Holder, be entitled to receive such loss payment directly if the entire amount thereof is:

                      (A) used to repair or replace the lost or damaged property in question if the lost or damaged property relates to the Kemess Mine; or

                      (B) if the lost or damaged property does not in any way relate to the Kemess Mine either (x) used to repair or replace the lost or damaged property in question or
                      (y) after applying such loss payment or a portion thereof to the reasonable costs of any required remediation of the lost or damaged property, used and distributed as the proceeds of a "Sale" pursuant to and in accordance with Section 5.3(e) hereof;

       (g) ACCOUNTING METHODS AND FINANCIAL RECORDS. The Corporation shall, and shall cause each of its Subsidiaries to, maintain a system of accounting which is established and administered in accordance with generally accepted accounting principles and keep adequate records and books of account in which accurate and complete entries shall be made in accordance with such accounting principles reflecting all transactions required to be reflected by such accounting principles;

       (h) MAINTENANCE OF MORTGAGED PROPERTY. The Corporation shall maintain the Mortgaged Property comprising the Kemess Mine and all other Mortgaged Property used by the Corporation or a Material Subsidiary from time to time in good repair, working order and condition (reasonable wear and tear excepted) and from time to time make or cause to be made all necessary and appropriate repairs, renewals, replacements, additions and improvements thereto;

       (i) PAYMENT OF TAXES AND CLAIMS. The Corporation and each Material Subsidiary shall:

               (i) pay and discharge all lawful claims for labour, material and supplies;

               (ii)   pay and discharge all Taxes payable by it;

               (iii) withhold and collect all Taxes required to be withheld and collected by it and remit such Taxes to the appropriate Government Body at the time and in the manner required; and

               (iv) pay and discharge all obligations incidental to any trust imposed upon it by statute which, if unpaid, might become a Lien upon any of the Mortgaged Property;

       (j) INSPECTIONS. The Corporation and each Material Subsidiary shall permit the Holder and its authorized employees, representatives and agents to: (i) visit and inspect its properties during normal business hours, (ii) inspect and make extracts from and copies of its books and records, and (iii) discuss with its senior management its businesses, property, financial condition and prospects, all on a reasonable basis and frequency;

       (k) NOTICE OF LITIGATION AND OTHER MATTERS. The Corporation shall, as soon as practicable after it shall become aware of the same, give notice to the Holder of the following events:

               (i) the commencement or threat of a material nature of any action, proceeding, arbitration or investigation against or in any other way relating adversely to the Corporation or the Subsidiaries or any of their respective properties, assets or businesses which, if adversely determined, would singly or when aggregated with all other such actions, proceedings, arbitrations and investigations have a material adverse effect on the business, property or financial condition of the Corporation or on the ability of the Corporation to perform its obligations under this Debenture or any of the other Documents;

               (ii) any amendment of its articles, by-laws or other organizational documents;

               (iii) any actual or threatened revocation, termination, modification, amendment, substitution, issuance or other material event relating to Material Authorizations or to mining claims, concessions or leases respecting the Kemess Mine and, following any such event, the Corporation shall at the request of the Holder use its best efforts to obtain from the appropriate Governmental Body or other Persons such consents, approvals, acknowledgements or other documents as the Holder may consider necessary, acting reasonably, to ensure that the Holder has valid and enforceable first priority Liens on all such Material Authorizations, mining claims, concessions or leases and may avail itself of the rights and privileges of the Corporation thereunder and assign such rights and privileges should the Holder enforce its rights and remedies in respect of the Security and the other Documents;

               (iv) any development which has had or will have a material adverse effect upon its business, property or financial condition or its ability to perform its obligations under this Debenture or any of the other Documents or which should reasonably be expected to be of material interest to the Holder, other than any changes in the market prices of gold or copper or changes in the Can. $/U.S.$ currency exchange rate;

               (v) any development which would lead the Corporation to reasonably believe that the Kemess Mine Production Date will not be on or before December 31, 1998;

               (vi)   any Default or Event of Default; and

               (vii) any default or event of default, or the occurrence or non-occurrence of any event which constitutes, or which with the passage of time or giving of notice or both would constitute, a material default under any other agreement to which the Corporation or any Subsidiary is a party or by which they or any of their properties may be bound which has a material adverse effect on the business, property or financial condition of the Corporation or its ability to perform its obligations under this Debenture or any other Document;

       giving in each case the details thereof and specifying the action proposed to be taken with respect thereto.

       (l) QUARTERLY CASHFLOW STATEMENTS. On or prior to the date hereof and on the 25th day following the end of each calendar quarter thereafter the Corporation shall deliver to the Holder in form and substance acceptable to the Holder a cashflow statement on a line item basis for the ensuing twelve (12) month period, all in such detail as the Holder may reasonably require.

       (m) MONTHLY FINANCIAL STATEMENTS. The Corporation shall, as soon as practicable and in any event within 25 days after the end of each month, deliver to the Holder the monthly unaudited consolidated financial statements of the Corporation for the previous monthly period including in each case a balance sheet, statement of profit and loss and a statement of changes in financial position, together with comparative figures for the corresponding month in the previous Financial Year;

       (n) INTERIM FINANCIAL STATEMENTS. The Corporation shall, as soon as practicable and in any event within 60 days after the end of each of the first three Financial Quarters of each Financial Year, deliver to the Holder the interim unaudited consolidated financial statements of the Corporation and, at the request of the Holder, interim unaudited unconsolidated financial statements of the Corporation and of the Subsidiaries, including in each case a balance sheet, statement of profit and loss and a statement of changes in financial position, together with comparative figures for the corresponding period in the previous Financial Year;

       (o) ANNUAL FINANCIAL STATEMENTS. The Corporation shall, as soon as practicable and in any event within 120 days after the end of each Financial Year, deliver to the Holder the annual audited consolidated financial statements of the Corporation and, at the request of the Holder, annual unaudited unconsolidated financial statements of the Corporation and of each Subsidiary including in each case a balance sheet, statement of profit and loss, a statement of changes in financial position and a statement of retained earnings, together with comparative figures for the previous Financial Year;

       (p) OFFICER'S CERTIFICATE. The Corporation shall deliver to the Holder, together with the financial statements referred to in Sections 5.1(l), (n) and (o), an officers' certificate certifying (i) that such financial statements were prepared in accordance with generally accepted accounting principles (subject to normal year-end adjustments in the case of interim unaudited financial statements) and fairly present the financial condition of the Corporation and the other Subsidiaries and the financial information presented therein for the period and as at the date thereof, (ii) that no Default or Event of Default has occurred hereunder or, if any Default or Event of Default has occurred, specifying the relevant particulars and the period of existence thereof and the action taken or proposed to be taken by the Corporation with respect thereto, and (iii) demonstrating in reasonable detail compliance (or, as the case may be, non-compliance) with the covenants contained in Section 5.1(t);

       (q) PUBLIC AND OTHER INFORMATION. The Corporation shall from time to time deliver to the Holder copies of all reports, financial statements, information or proxy circulars and other information or notices sent by the Corporation (i) to its shareholders at the same time as the Corporation sends such material to its shareholders, and
       (ii) pursuant to the Subordinated Note Trust Indenture at the same time as Corporation sends such material to the recipient thereof, and
       (iii) the Corporation shall deliver to the Holder copies of all press releases, material change reports and similar disclosures filed by the Corporation with any securities regulatory authority or stock exchange, provided that, if any such reports or disclosures under this paragraph (iii) are filed on a confidential basis, then the Corporation shall not be required to deliver the same to the Holder until such time as they are no longer filed on a confidential basis;

       (r) CHANGE OF CONTROL. The Corporation shall immediately notify the Holder in the event of a Change of Control of the Corporation;

       (s) OTHER INFORMATION. The Corporation shall furnish to the Holder, as soon as practicable following a request therefor from the Holder, such other information as the Holder may reasonably request from time to time;

       (t)     FINANCIAL COVENANTS.  The Corporation shall ensure that:

               (i)    EBITDA shall not be less than:

                      (A) for the Financial Quarter ending March 31, 1999, Can. $9,000,000;

                      (B) for the two Financial Quarters ending June 30, 1999, Can. $18,000,000;

                      (C) for the three Financial Quarters ending September 30, 1999, Can. $27,000,000; and

               (ii) following September 30, 1999, Can. $36,000,000 as at the end of each Financial Quarter and calculated in each case for the preceding 12 months;

       (u) KEMESS MINE PRODUCTION DATE. The Corporation shall keep the Holder informed as to the progress of the construction, development and operation of the Kemess South Mine and when the Kemess Mine Production Date has occurred and shall deliver to the Holder a certificate (together with reasonable backup) of a senior officer to that effect;

       (v) PAMOUR MINE AND NIGHTHAWK LAKE MINE The Corporation shall, and shall cause each Subsidiary, as required to, forthwith following a request therefor from the Holder and at the expense of the Corporation deliver to the Holder valid and enforceable first priority Liens against the Pamour Mine and the Nighthawk Lake Mine all in form and substance satisfactory to the Holder and its Counsel together with legal opinions in form and content, and from legal counsel, satisfactory to the Holder regarding the validity, enforceability and priority of such Liens and regarding such other matters as the Holder may require to evidence compliance with the terms of this Debenture; provided that the Holder may only request such Liens at a time that the aggregate amount then outstanding under the Debentures (including principal and accrued interest and unpaid fees and expenses) exceeds U.S.$60,000,000; and

       (w)     PROPOSED LEASEBACK ASSETS.   The Corporation will pay or cause
       to be paid all amounts payable to Trilon Bancorp Inc. pursuant to an equipment lease dated April 6, 1998 between the Corporation and Trilon Bancorp Inc. (Lease Number L-RY001) on the dates and in the manner specified therein and the Corporation will comply with, perform and carry out all of its obligations provided under such equipment lease.

       (x)     PERMITTED PAYMENTS SECURITY.   The Corporation will provide 10
       days prior written notice to the Holder of any proposed Permitted Payments together with detailed particulars of the Permitted Payments. The Corporation will provide or cause to be provided to the Holder prior to or contemporaneous with the making of any such Permitted
       Payments:

               (i) a guarantee from each Subsidiary receiving such Permitted Payments pursuant to which the Subsidiary guarantees to the Holder all of the obligations of the Corporation to the Holder;

               (ii) such agreements, conveyances, deeds and other documents and instruments as the Holder shall reasonably request in furtherance of granting to the Holder valid and enforceable first priority Liens on all of the present and after acquired property, undertaking and assets of each Subsidiary receiving such Permitted Payments and the Corporation shall at the expense of the Corporation register, file or record the same (or a notice or financing statement in respect thereof) in all offices where such registration, filing or recording is, in the opinion of the Holder, necessary or advisable to constitute, perfect and maintain such Liens in all jurisdictions reasonably required by the Holder, subject only to Permitted Encumbrances, provided that (subject always to the provisions of Section 5.1(v)) the Corporation shall not be obligated to register the Security against any real property or mineral claims comprising the Pamour Mine, the Nighthawk Lake Mine and the mines generally known as Giant, Hope Brook and Colomac, and the Corporation's currently existing exploration properties not in any way relating to the Kemess Mine; and

               (iii) legal opinions in form and content, and from legal counsel, satisfactory to the Holder regarding the validity, enforceability and priority of all Liens created by such Security Documents and regarding such other matters as the Holder may require to evidence compliance with the terms of this Debenture and the other Documents.

5.2    HOLDER'S RIGHT TO DECLINE TO RECEIVE INFORMATION

       Notwithstanding the obligations of the Corporation to provide the notices, documents and information referred to in Sections 5.1(k), (l), (m),
(n), (o), (p) and (u), the Holder shall be entitled to decline to receive any or all such notices, documents and information by giving written notice thereof to the Corporation. In the event the Holder gives any such notice to the Corporation, the Corporation shall withhold the notices, documents and information expressly stated in the written notice of the Holder for such periods of time and on such terms as the Holder may direct. The Holder may at any time supplement, revoke or otherwise change its directions to the Corporation under this Section 5.2 by further written notice to the Corporation. Nothing in this Section 5.2 or in any written notice given by the Holder hereunder in any way reduces or otherwise affects the obligation of the Corporation to provide to the Holder the information referred to in Sections 5.1(q) and (r).

5.3    NEGATIVE COVENANTS

       So long as this Debenture or any obligations of the Corporation under this Debenture or any other Document remain outstanding, the Corporation covenants and agrees that without the prior written consent of the Holder neither the Corporation nor any Material Subsidiary shall:

       (a) ENCUMBER PROPERTY. Create, grant, assume or suffer to exist any Lien upon any of its properties or assets other than Permitted Encumbrances;

       (b) LOANS AND INVESTMENTS. Except for (i) loans by the Corporation and APM to existing employees not at any time exceeding in the aggregate U.S. $2,250,000 and loans by the Corporation and APM to new employees employed after the date hereof not at any time exceeding in the aggregate U.S. $750,000, (ii) APM Transactions, (iii) payments of up to Can. $1,500,000 in the aggregate made by the Corporation to purchase shares in the capital of Asia Minerals Corp. and of Highwood Resources Ltd., and (iv) Permitted Payments, make any loans to, or acquire or invest in any securities issued by, any Person other than currently existing loans by the Corporation to any Subsidiaries of which notice in writing has been provided to the Holder;

       (c) NON-ARM'S LENGTH TRANSACTIONS. Except for (i) loans by the Corporation and APM to existing employees not at any time exceeding in the aggregate U.S. $2,250,000 and loans by the Corporation and APM to new employees employed after the date hereof not at any time exceeding in the aggregate U.S. $750,000, (ii) APM Transactions, (iii) the acquisition by the Corporation of the Mikwam Property from Highwood Resources Ltd. on the terms disclosed to the Holder in writing prior to the date hereof, (iv) the sale by the Corporation of the Copperstone Property to a purchaser not dealing at arm's length to the Corporation, and (v) Permitted Payments, repay any indebtedness or liabilities owed to, transfer assets to, purchase assets from, lease property to or from, pay any monies to, guarantee Debt of, provide other financial assistance to, or otherwise enter into any transaction or agreement to do any of the foregoing (other than as may be expressly contemplated by the Documents) with or in respect of any Affiliate (or any corporation which, after the transaction in question becomes effective, would become an Affiliate) or with any officer, director, employee, shareholder or other related Person of the Corporation or any Subsidiary, provided that if the Corporation has not committed an Event of Default, the Corporation may pay ordinary course compensation to officers, directors and employees consistent with past practice and additional ordinary course compensation under the Corporation's head office employee plans, in an aggregate amount not exceeding U.S.$5,000,000 in any Financial Year.

       (d) RESTRICTED DISTRIBUTIONS. Except for APM Transactions and Permitted Payments, declare, pay or make any dividend or other distribution on any shares in its capital or purchase, redeem, retire, cancel or acquire (i) any shares in the capital of the Corporation or any Subsidiary (except shares acquired upon the conversion thereof into other shares in its capital), (ii) any option, warrant or other right to acquire shares in the capital of the Corporation or any Subsidiary, or (iii) any debt or equity security of the Corporation or any Subsidiary, provided that the Corporation shall be entitled to declare and pay stock dividends and to wind-up Witteck Development Inc. and transfer to the Corporation all the property and assets of Witteck Development Inc.;

       (e) DISPOSITION OF ASSETS. Except for Permitted Payments, sell, lease, consign or otherwise dispose of or agree to sell, lease, consign or otherwise dispose of, any assets or property. Notwithstanding the foregoing so long as no Default or Event of Default has occurred or would occur as a result of any such sale, lease, consignment or other disposition (collectively a "Sale"):

               (i) at any time prior to the Kemess Mine Production Date, assets of the Corporation, other than assets which comprise or are in any way material to the Kemess Mine, may be sold by the Corporation for proceeds equal to their fair market value to purchasers dealing at arm's length with the Corporation provided that:

                      (a) if the proceeds from all such Sales in the aggregate are equal to or less than Can. $15,000,000, such proceeds shall be used solely for prepayments of principal hereunder in accordance with the provisions of Section 2.4 hereof, regular debt service payments pursuant to the Subordinated Notes, payment of capital and non-capital expenses of the Corporation in connection with the construction, development and operation of Kemess Mine and/or general corporate purposes; and

                      (b) if the proceeds from all such Sales in the aggregate exceed Can. $15,000,000, such excess proceeds shall be used solely for prepayments of principal hereunder in accordance with the provisions of Section
                              2.4 hereof and/or for payment of capital and non-capital expenses of the Corporation in connection with the construction, development and operation of the Kemess Mine;

               (ii) at any time following the Kemess Mine Production Date, provided that EBITDA of the Corporation for the consecutive three (3) calendar month period immediately prior to the date of such Sale is Can. $9,000,000 or more, assets of the Corporation, other than assets which comprise or are in any way material to the Kemess Mine, may be sold by the Corporation at fair market value to purchasers dealing at arm's length to the Corporation and the proceeds of such Sales may be used for general corporate purposes of the Corporation; and

               (iii) at any time, assets of the Corporation which comprise or were in any way material to the Kemess Mine but which fall below the Materiality Threshold as a result of them being or becoming obsolete or redundant, provided that if saleable they are sold or disposed of by the Corporation for proceeds equal to their fair market value to purchasers at arm's length with the Corporation and the proceeds of such Sale are used in connection with the construction, development and operation of the Kemess Mine.

       In addition to the foregoing, and notwithstanding the Security, the Corporation may without the consent of the Holder at any time prior to the occurrence of a Default or Event of Default sell:

               (iv) the Proposed Leaseback Assets for cash consideration as part of an operating leaseback agreement or as part of an agreement comprising an Eligible Capital Lease Obligation and Purchase Money Security Interest;

               (v) the Corporation's interest in the Copperstone Property to a purchaser not dealing at arm's length to the Corporation for consideration of shares in or a royalty interest from the purchaser thereof; and

               (vi) the Corporation's interest in the Mikwam Property to a purchaser not dealing at arm's length to the Corporation for consideration of shares in or a royalty interest from the purchaser thereof;

provided, in such cases, that the transaction is with an arm's length Person (or to a non-arm's length Person but on arm's-length terms in the case of a Sale of the Copperstone Property and the Mikwam Property) and on reasonable commercial terms and that the proceeds of disposition become immediately subject to the Liens in favour of the Holder created pursuant to the Security Documents. In the event of any disposition or sale referred to in the immediately preceding sentence, the Holder will deliver such acknowledgements and discharges of the Security as the Corporation may reasonably request for the purpose of giving effect to such sale rights on the part of the Corporation.

       (f) DEBT. Create, incur, assume or suffer to exist, contingently or otherwise, Debt other than Permitted Debt.

       (g) REPAYMENT OF DEBT. Pay any principal, interest, fees or any other amounts in respect of Debt other than Permitted Payments and other than, if no Default or Event of Default has occurred:

               (i) payments of interest on the Subordinated Notes ordinarily due and payable in accordance with the terms and conditions contained in the Subordinated Note Trust Indenture; and

               (ii) other amounts ordinarily due and payable in respect of Permitted Debt provided that such payments shall not be inconsistent with the terms and conditions of applicable documents provided to the Holder prior to the date hereof.

       (h) GUARANTEES. Other than as may constitute Permitted Debt, guarantee, give financial assistance to or render itself liable in any manner whatsoever, directly or indirectly, conditionally or otherwise for any Debt or obligation whatsoever of a third party.

       (i) AMALGAMATIONS, ETC. Enter into any transaction (including by way of reorganization, consolidation, amalgamation, merger, reconstruction, liquidation, transfer, sale, lease or otherwise) whereby all or any material portion or significant operating division of the undertaking, property and assets of the Corporation or a Material Subsidiary would become the property of any other Person or, in the case of any such amalgamation, of the continuing corporation resulting therefrom without the Holder's prior written consent, provided that the Holder will provide its consent if the Holder, acting reasonably, determines that such transaction will not impair or prejudice the ability of the Corporation or the Material Subsidiaries to pay the indebtedness owing hereunder, to perform its covenants hereunder or impair or prejudice the Holder's Security.

       (j) CHANGE IN BUSINESS. (i) Enter into any contract, agreement or commitment out of the ordinary course of its business or (ii) acquire or establish any business unrelated to the current business of the Corporation or (iii) make any material change in, or terminate or suspend (other than in the ordinary course of its operations) any material part of, the construction, development and operation of the Kemess South Mine.

       (k) PRICING, HEDGING PROTECTION. Enter into any hedging or related arrangements (including, without limitation, forward sale contracts, options, currency swap agreements, interest swap agreements, and similar arrangements) which provide for (i) the granting of any Lien against the property, assets and undertaking of the Corporation or a Material Subsidiary other than Permitted Encumbrances or (ii) production advances or any other disposition of any property, assets or undertaking of the Corporation or a Material Subsidiary in consideration for advance or accelerated payment or other manner of prepayment or payment not contemporaneous with delivery, other than the sales by the Corporation of not more than U.S. $10,000,000 of copper concentrate pursuant to the Glencore Agreement.

       (l)     ENVIRONMENTAL MATTERS

               (i) The Corporation shall maintain, and shall cause each of the Subsidiaries to maintain, a system to assure and monitor continued compliance with all Applicable Laws relating to the environment, which system shall include periodic reviews of such compliance.

               (ii) Subject to the Materiality Threshold, if the Corporation or any Subsidiary (a) receives written notice that any violation of any Applicable Law relating to the environment may have been committed or is about to be committed by it, (b) receives written notice that any administrative or judicial complaint or order has been filed or is about to be filed against it alleging violations of any Applicable Law relating to the environment or requiring it to take any action in connection with the release of Hazardous Substances into the environment, or (c) receives any written notice from a Governmental Body or other Person alleging that it may be liable or responsible for costs associated with a response to or clean-up of a release of a Hazardous Substance into the environment or any damages caused thereby, the Corporation or Subsidiary, as the case may be, shall provide the Holder with a copy of such notice within ten days of receipt thereof. Subject to the Materiality Threshold, the Corporation or Subsidiary, as the case may be, shall also provide to the Holder, as soon as practicable after it becomes available, a copy of any environmental site assessment or audit report required to be submitted to any Governmental Body.

               (iii) The Corporation shall indemnify the Holder and its officers, directors, employees, agents and shareholders, and shall hold each of them harmless, from and against any and all losses, liabilities, damages, costs, expenses and claims (including legal fees on a solicitor and his own client basis) suffered or incurred by such party in respect of (a) any violation by the Corporation or any Subsidiary of Applicable Law related to the environment including the assertion of any Lien thereunder, (b) the presence of any Hazardous Substance affecting the Mortgaged Property or any adjacent real estate, or (c) the release of any Hazardous Substance by the Corporation or any Subsidiary into the environment, provided that the foregoing indemnity shall not apply in connection with any negligence, willful misconduct or violation of any Applicable Law relating to the environment affecting the Mortgaged Property by the Holder or its agents after taking possession of the Mortgaged Property. The Corporation's obligations and indemnification under this section shall survive the satisfaction and release of the Security Documents and the repayment of this Debenture. The Holder shall hold the benefit of this indemnity in trust for those indemnified parties who are not parties to this Debenture.

       (m)     CAPITAL EXPENDITURES.   Make or permit any of its Subsidiaries,
       on a consolidated basis, to make any Capital Expenditures in any Financial Year in excess of Can. $12,000,000 if such Capital Expenditures do not directly relate to the construction, development or operation of the Kemess South Mine.

       (n) BANKING. Open or operate or permit any of its Subsidiaries to open or operate a bank account anywhere other than in the provinces of Ontario, British Columbia or Quebec and other than as set out in SCHEDULE T1.

       (o) GRANT OR AMEND SECURITY. Grant or permit any of its Subsidiaries to grant any Liens to any of the holders of Permitted Encumbrances set out in Section (b) or Section (l) of the definition thereof other than in such form and on such property, assets or undertaking of the Corporation or such Subsidiary that has been previously provided to the Holder hereunder, or amend or permit any of its Subsidiaries to amend any of the agreements, instruments or documents which provide Liens to any of the holders of Permitted Encumbrances set out in Section (b) or Section (l) of the definition thereof and which have been granted on or prior to the date hereof.

       (p)     AMEND SUBORDINATED NOTE TRUST INDENTURE.  Amend the Subordinated
       Note

       Trust Indenture.

       (q) BANK WORKING CAPITAL FACILITY. Amend the Bank Working Capital Facility or increase the principal amount that may from time to time be outstanding under the Bank Working Capital Facility to an amount in excess of Can. $1,900,000.


ARTICLE 6 -    DEFAULT AND ACCELERATION

6.1    EVENTS OF DEFAULT

       The occurrence of any of the following events shall constitute an Event of Default:

       (a) if the Corporation defaults in payment of (i) all or any part of the principal of this Debenture when due, or (ii) all or any part of the fees provided for in Section 2.3 hereof when due; or

       (b) if the Corporation defaults in payment of any interest or any other amount due hereunder; or

       (c) if the Corporation defaults in observing or performing any other covenant or condition of this Debenture, the Purchase Agreement, the Security Documents, any other Debentures, or any other Document on its part to be observed or performed, and, if the default in question is one which is reasonably capable of being cured or remedied, such default continues for a period of 20 days after notice has been given to the Corporation by the Holder specifying such default and requiring the Corporation to rectify the same or cause to be rectified the same; or

       (d) if any representation and warranty made by the Corporation in any Document is found to be false or incorrect in any material respect; or

       (e) if an order is made or an effective resolution is passed for the winding-up or liquidation of the Corporation, or in the event of any other dissolution of the Corporation by operation of law; or

       (f) if the Corporation defaults after the expiry of any applicable cure period thereunder in any way in the performance of any obligations to any holders of (i) Subordinated Notes or (ii) any of the Permitted Encumbrances referred to in clause (b) of the definition of Permitted Encumbrances; or if any such holder asserts any claim or takes any proceeding against the Corporation and such claim or proceeding is not being contested in good faith by all appropriate actions or, if proceedings are commenced against the Corporation, the rights of such holders are at any time unstayed or undismissed; or

       (g) if the Corporation shall generally not pay its debts as such debts become due, or shall admit its inability to pay its debts generally as they become due or otherwise acknowledge its insolvency, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by the Corporation seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts, or a proposal is made by the Corporation under any Applicable Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property, including without limitation any such proceeding under the Companies' Creditors Arrangement Act (Canada); or the Corporation shall take any action to consider, approve or authorize any of the actions set forth above; or

       (h) if any proceeding shall be instituted against the Corporation seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of it or its Debts, or a proposal is made against the Corporation under any Applicable Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property, including without limitation any such proceeding under the COMPANIES' CREDITORS ARRANGEMENT ACT (Canada), and such proceeding is at any time not being contested in good faith by all appropriate proceedings or, if so contested, remains outstanding, undismissed and unstayed, more than 30 days from the institution of such proceeding; or

       (i) if any execution, distress or other enforcement process, whether by court order or otherwise, involving indebtedness of the Corporation individually or in the aggregate in excess of Can. $2,000,000 becomes enforceable against any property of the Corporation and if such execution, distress or other enforcement process shall have been commenced by a creditor before obtaining judgment, such execution, distress or other enforcement process shall not have been stayed or vacated within 3 Business Days from the commencement thereof, or if any judgment or order for the payment of money in excess of Can. $2,000,000 shall be rendered against the Corporation and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

       (j) if any event or proceeding is taken with respect to any part of the Mortgaged Property in any jurisdiction outside Canada which has an effect equivalent or similar to any of the events described in sections 6.1(e), 6.1(g) or 6.1(h); or

       (k) if the Corporation fails to make to any Person when due any payment (whether at scheduled maturity or by required prepayment, acceleration, demand or otherwise, but excluding trade payables incurred in the ordinary course of business which are not overdue by 90 days or more or are being contested in good faith by all appropriate proceedings promptly instituted and diligently conducted by the Corporation) in respect of indebtedness which exceeds individually Can. $3,000,000 or in the aggregate Can. $7,000,000; or any other event shall occur or condition shall exist specified in any agreement or instrument relating to any such indebtedness or liability of the Corporation if the effect of such event or condition is to accelerate, or to permit the acceleration of the maturity of such indebtedness or liability of the Corporation; or any such indebtedness or liability of the Corporation which is outstanding shall be declared to be due and payable prior to the stated maturity thereof and in each such case such failure or event is not remedied within 20 days of such failure or event; or

       (l) If the Corporation allows, permits, consents to or becomes subject to a Change of Control of the Corporation without the prior written consent of the Holder, provided that it shall not be an Event of Default hereunder and the Holder will consent to a Change of Control of the Corporation if prior to such Change of Control of the Corporation the Holder, acting reasonably, determines that such Change of Control of the Corporation (i) will not impair or prejudice the ability of the Corporation to pay any indebtedness owing hereunder or to perform its covenants hereunder, and (ii) will not impair or prejudice the Holder's Security; or

       (m) if the Kemess Mine Production Date is not on or before December 31, 1998; or

       (n) if any Material Subsidiary commits an event of default (after any applicable cure period) in any agreement with or obligation owing to the Holder including pursuant to any of the Documents; or

       (o) If the Corporation commits a default under or is in breach of the equipment lease dated April 6, 1998 between the Corporation and Trilon Bancorp Inc. (Lease Number L-RY001).

6.2    ACCELERATION ON DEFAULT

       Upon the occurrence of an Event of Default, the Holder may, in its discretion:

               (a) declare the principal amount of this Debenture then outstanding, all accrued and unpaid interest hereunder and any other moneys payable hereunder to be immediately due and payable by the Corporation to the Holder; and

               (b) realize upon all or any part of the Security constituted by the Security Documents; and

               (c) take such actions and commence such proceedings as may be contemplated by the Documents or permitted at law or in equity (whether or not provided for herein or in the Security Documents or other Documents) at such times and in such manner as the Holder in its sole discretion may consider expedient;

all without, except as may be required by Applicable Law, any additional notice, presentment, demand, protest, notice of protest, dishonour or any other action.

6.3    REMEDIES CUMULATIVE

       No remedy conferred upon or reserved to the Holder herein or in the Security Documents or any other Document is intended to be exclusive of any other remedy, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing by law or by statute.

6.4    DEBENTURE NOT REQUIRED

       All rights of action under the Security Documents or hereunder may be enforced by the Holder without the possession of this Debenture or the production thereof on the trial or other proceedings relating thereto.

ARTICLE 7 -    MISCELLANEOUS

7.1    NOTICE

       Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by facsimile or other means of electronic communication or by delivery as hereafter provided. Any such notice or other communication, if sent by facsimile or other means of electronic communication, shall be deemed to have been received on the Business Day following the sending, or, if delivered by hand, shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address shall also be governed by this section. Notices and other communications shall be addressed as follows:

       (a)     if to the Corporation: Royal Oak Mines Inc.
                                            c/o Arctic Precious Minerals, Inc.,
                                            d.b.a Royal Oak Mines (U.S.A.) Inc.
                                            5501 Lakeview Drive
                                            Kirkland, Washington
                                            U.S.A. 98033

                                            Attention: President
                                            Facsimile Number: (425) 822-3349

               with a copy to:              Lang Michener
                                            BCE Place, Box 747
                                            2500 - 181 Bay Street
                                            Toronto, Ontario
                                            M5J 2T7
                                            Attention:  William Sheridan and
                                            David Thring
                                            Facsimile No.: (416) 365-1719

       (b)     if to the Holder:            Northgate Exploration Limited
                                            1 First Canadian Place
                                            Suite 2630, P.O. Box 143
                                            Toronto, Ontario
                                            M5X 1C7
                                            Attention: Terry Lyons
                                            Facsimile Number: (416) 363-2856
               with a copy to:              Goodman and Carr
                                            Suite 2300
                                            200 King Street West
                                            Toronto, Ontario
                                            M5H 3W5

                                            Attention: Jeffrey Blidner and
                                                       Lorne Segal
                                            Facsimile No.: (416) 595-0567

7.2    ASSIGNMENT

       The Corporation may not assign this Debenture. This Debenture and the Holder's rights hereunder may be assigned at any time by the Holder in whole or in part (including, without limitation, by the grant or conveyance of participations in its interests hereunder), together with, at its discretion, its corresponding rights in any or all of the Security Documents and other Documents. Upon an assignment pursuant to this section, the Corporation shall, at the request of the assignee, issue a replacement Debenture registered in the name of the assignee (and, in the case of a partial assignment, shall also issue a replacement Debenture to the Holder in respect of the principal balance held by it), upon surrender and cancellation of the existing Debenture, and shall also, at the Holder's request, execute and deliver new Security Documents and other Documents to and in favour of the assignee. The Corporation shall also, and shall cause the Subsidiaries to, execute and deliver such other agreements, documents and instruments as the Holder or the assignee may request in connection with such assignment. The Holder may provide to any proposed assignee or participant such information concerning the financial position and the operations of the Corporation and its Subsidiaries as, in the opinion of the Holder, may be relevant or useful in connection with this Debenture or any other Document or any portion thereof proposed to be acquired by such assignee or participant. Notwithstanding anything else in this Section 7.2, if no Default or Event of Default has occurred the Holder shall not be entitled to assign this Debenture to any corporation whose principal business is the exploration for or mining of precious or base metals (other than to such Persons in which the Holder or their respective Associates and Affiliates has a direct or indirect interest, which Persons may be an assignee of this Debenture or the Documents). Following a Default or an Event of Default, there shall be no restrictions on the Holder's ability to assign tis Debenture or any of the Documents.

7.3    EXCHANGE OF INFORMATION

       The Holder may provide to any proposed assignee or participant such information concerning the financial position and the operations of the Corporation and its Subsidiaries as, in the opinion of the Holder, may be relevant or useful in connection with this Debenture or any other Document or any portion thereof proposed to be acquired by such assignee or participant.

7.4    RELIANCE AND NON-MERGER

       All covenants, agreements, representations and warranties of the Corporation made herein or in any other Document or in any certificate or other document signed by any of its directors or officers and delivered by or on behalf of either of them pursuant hereto or thereto are material, shall be deemed to have been relied upon by the Holder notwithstanding any investigation heretofore or hereafter made by the Holder or the Holder's Counsel or any employee or other representative of the Holder and shall survive the execution and delivery of this Debenture and the other Documents until the Corporation shall have satisfied and performed all of its obligations hereunder and thereunder. Nothing contained in this Debenture shall operate to subordinate the Security provided in favour of the Holder to or in favour of any Permitted Encumbrance or other Liens, or to postpone any of the obligations owing by the Corporation to the Holder to any of the obligations, indebtedness or liabilities owed by the Corporation to the holders of the Permitted Encumbrances or other Liens.

7.5    AMENDMENT, WAIVER

       No amendment or waiver of this Debenture shall be binding unless executed in writing by the Corporation if it is to be bound thereby, or by the Holder if the Holder is to be bound thereby (any such amendment or waiver to be contemporaneously made in respect of the Debenture). No waiver of any provision of this Debenture will constitute a waiver of any other provision nor will any waiver of any provision of this Debenture constitute a continuing waiver unless otherwise expressly provided.

7.6    NO SET-OFF BY THE CORPORATION

       The amounts payable by the Corporation under this Debenture or any other Document shall not be subject to any deduction, withholding, set-off or counterclaim by the Corporation for any reason whatsoever.

7.7    EMPLOYMENT OF EXPERTS

       The Holder may, at any time and from time to time, when a Default or Event of Default has occurred and is continuing, retain and employ legal counsel, independent accountants, consultants and other experts in order to perform or assist it in the performance of its rights and powers under this Debenture or the other Documents, and the Corporation shall pay to the Holder on demand all proper and reasonable compensation paid or payable to such counsel, accountant, consultant or other expert retained or employed pursuant to this provision.

7.8    FURTHER ASSURANCES

       Whether before or after the happening of a Default or Event of Default, the Corporation shall at its own expense do, make, execute or deliver, or cause to be done, made, executed or delivered by its Subsidiaries or other Persons, all such further acts, documents and things in connection with this Debenture and the other Documents as the Holder may reasonably require from time to time for the purpose of giving effect to the Documents including, without limitation, for the purpose of facilitating the enforcement of the Security, all immediately upon the request of the Holder.

7.9    GOVERNING LAW

       This Debenture shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. The Corporation submits to the jurisdiction of the courts of Ontario to determine all issues whether at law or in equity arising from this Debenture.

7.10   PAYMENT OF COSTS AND EXPENSES

       The Corporation shall pay to the Holder on demand all reasonable costs and expenses of the Holder, its agents, officers and employees, and any receiver or receiver-manager appointed by the Holder or by a court, in connection with this Debenture, the Security Documents and the other Documents including, without limitation:

       (a) the preparation, execution, filing and registration of the Debenture, the Security Documents, and the other Documents (including, without limitation, any Security Documents and other Documents to be delivered following the date hereof pursuant to Article 3 hereof) and any actual or proposed amendment or modification hereof or thereof or any waiver hereunder or thereunder and all instruments supplemental or ancillary thereto;

       (b) obtaining advice as to the Holder's rights and responsibilities under this Debenture, the Security Documents and the other Documents at any time after an Event of Default; and

       (c) the defence, establishment, protection or enforcement of any of the rights or remedies of the Holder under this Debenture, any of the Security Documents or any other Documents including, without limitation, all costs and expenses of establishing the validity and enforceability of, or of collection of amounts owing under, this Debenture, any of the Security Documents or any other Documents or of any enforcement of the Security, and all of the fees, expenses and disbursements of any advisors to the Holder including, Counsel to the Holder on a solicitor and his own client basis, incurred in connection therewith, and including all sales or value-added taxes payable by the Holder (whether refundable or not) on all such costs and expenses.

7.11   JUDGMENT CURRENCY

       If for the purpose of obtaining judgment in any court, it is necessary to convert an amount due under this Debenture or any other of the Documents or under any instrument delivered thereunder from a currency in which it is due (the "Original Currency") into another currency (the "Second Currency") the parties hereto agree, to the fullest extent permitted by law, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Holder could purchase the Original Currency with the Second Currency on the date two Business Days preceding that on which judgment is given. The obligation of the Corporation in respect of any Original Currency due from it to the Holder under this Debenture or any other Documents or under any instrument delivered thereunder shall, notwithstanding any judgment in the Second Currency, be discharged by a payment made to the Holder entitled thereto on account thereof in the Second Currency only to the extent that, on the Business Day following receipt of such payment in the Second Currency, the Holder may, in accordance with normal banking procedures, purchase the amount due in the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency which may be so purchased is less than the amount originally due in the Original Currency, the Corporation agrees as a separate and independent obligation and notwithstanding any such payment or judgment to indemnify the Holder against such deficiency.

7.12   PAYMENT AGREEMENTS FOR DEBENTURE

       Notwithstanding anything contained herein, the Corporation may enter into an agreement with the Holder, in the absolute discretion of the Holder, providing for the payment to such Holder of the principal of and interest on this Debenture at a place and in a manner other than the place and manner specified herein as the place and manner for such payment. Any payment of the principal of and interest on this Debenture at such other place and in such other manner pursuant to such agreement shall, notwithstanding any other provision of this Debenture, be valid and binding on the Corporation and the Holder.

7.13   ENTIRE AGREEMENT

       The Documents constitute the entire agreement between the parties hereto pertaining to the matters therein set forth and supersede and replace any prior understandings or arrangements pertaining to such matters. There are no warranties, representations or agreements between the parties in connection with such matters except as specifically set forth or referred to in the Documents.

       IN WITNESS WHEREOF the Corporation has executed this Debenture on the date first above written.

                                      ROYAL OAK MINES INC.

                                      By: /s/ James H. Wood
                                         -------------------------------------
                                      Name:  James H. Wood
                                      Title:  Chief Financial Officer

       Dated as of June 22, 1998.

                                     SCHEDULE "A"

                                     DEFINITIONS

"ADDITIONAL PURCHASE PRICE" has the same meaning given to such term in the Purchase Agreement;

"AFFILIATE" has the meaning ascribed thereto in the BUSINESS CORPORATIONS ACT (Ontario) and includes, for greater certainty, all Subsidiaries;

"APM" means Arctic Precious Metals, Inc., a company incorporated under the laws of Nevada;

"APM TRANSACTIONS" means ordinary course transactions between the Corporation and APM in accordance with past practice and generally as described in SCHEDULE B hereto provided, however that such transactions shall not in any one Financial Year involve transactions of the kind referred to in sections 5.3(b)(i),(ii) and
(iii), 5.3(c) and 5.3(d) hereof aggregating more than Can. $13,500,000 and provided further that such transactions shall be permitted only prior to an Event of Default;

"APPLICABLE LAW" means, in respect of any Person, property, transaction or event, all applicable laws, statutes, rules, by-laws and regulations, and all applicable official written directives, orders, judgments and decrees of Governmental Bodies;

"ASSOCIATE" has the meaning ascribed thereto in the BUSINESS CORPORATIONS ACT (Ontario) and shall include any entity which is an Associate of an Associate, and so on;

"AUDITED FINANCIAL STATEMENTS" means the audited consolidated financial statements of the Corporation as at and for the 12 month fiscal period ended December 31, 1997, consisting of a balance sheet, an income statement and a statement of changes in financial position, together with the notes thereto, copies of which have been provided to the Holder;

"BANK WORKING CAPITAL FACILITY" means a working capital facility provided to the Corporation by the Bank of Nova Scotia pursuant to a credit agreement dated February 15, 1996 as amended by agreements dated August 5, 1996 and May 30, 1997 in a maximum principal amount not to exceed Can. $1,900,000 pursuant to which the Bank of Nova Scotia has outstanding letters of credit on behalf of the Corporation and in respect of which the Corporation has provided to the Bank of Nova Scotia cash collateral as security therefor in the approximate amount of Can. $2,012,126 as at May 19, 1998 plus interest thereon.

"BUSINESS DAY" means any day, other than Saturday, Sunday or any statutory holiday in Toronto, Canada;

"CAPITAL EXPENDITURES" means, for any period, those expenditures of the Corporation (on a consolidated basis) which would, in accordance with generally accepted accounting principles, be considered expenditures for capital assets of the Corporation (on a consolidated basis) for such period;

"CAPITAL LEASE OBLIGATIONS" of the Corporation means the obligations of the Corporation to pay rent or other amounts under a lease (or other agreement conveying the right to use) of real or personal property, which obligations are required to be classified and accounted for as a capital lease on a balance sheet under generally accepted accounting principles and, for purposes of this Debenture, the amount of such obligations shall in each case be the capitalized amount thereof, determined in accordance with generally accepted accounting principles;

"CHANGE OF CONTROL OF THE CORPORATION" means if any Person acquires or becomes the beneficial owner of, or a combination of Persons acting jointly acquire or become the beneficial owners of, directly or indirectly more than 35% of the common shares of the Corporation or any shares of the Corporation which in the aggregate represent 35% of the voting shares of the Corporation, whether through the acquisition of previously issued and outstanding shares, or of shares that have not been previously issued, or any combination thereof, or any other transaction having a similar effect;

"CONFIDENTIALITY AGREEMENT" means the Confidentiality Agreement dated February 19, 1998 between the Corporation and BC Pacific Capital Corporation;

"CONSENT" has the meaning attributed to such term in Section 4.1(g);

"COPPERSTONE PROPERTY" has the meaning ascribed thereto in SCHEDULE U;

"COUNSEL" means a barrister or solicitor or firm of barristers and solicitors retained by the Holder or retained by the Corporation and acceptable to the Holder acting reasonably;

"DEBENTURE" means this Senior Secured Debenture - Series B of the Corporation as it may be amended, modified, restated or replaced from time to time;

"DEBENTURES" means all Senior Secured Debentures of the Corporation (whether Series A or Series B) sold pursuant to the Purchase Agreement as same may be amended, modified, restated or replaced from time to time.

"DEBT" of any Person means all indebtedness including, without limitation (i) all indebtedness of such Person for and in respect of borrowed money, including obligations with respect to bankers' acceptances, letters of credit and letters of guarantee or indemnity; (ii) all indebtedness of such Person for the deferred purchase price of property or services represented by a note or other evidence of indebtedness or other security; (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to the possession or sale of such property); (iv) all obligations under leases which, in accordance with generally accepted accounting principles (or accounting principles generally accepted in the jurisdiction of incorporation or organization of such Person), are recorded as capital leases, in respect of which such Person is liable as lessee; (v) all indebtedness or obligations of such Person pursuant to any interest rate swaps, currency swaps, commodity agreements and similar hedging agreements;
and (vi) all Debt Guaranteed by such Person;

"DEBT GUARANTEED" by any Person means Debt of the kinds referred to in (i) through (v) of the definition of Debt which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) with the creditor to purchase or otherwise acquire or assume, or in respect of which such Person has otherwise assured a credit against loss by means of an indemnity, security or bond;

"DEFAULT" means any event which, but for the lapse of time, giving of notice or both, would constitute an Event of Default;

"DISCLOSED DEFAULTS" has the meaning given to such term in Section 4.1(n) hereof;

"DOCUMENTS" means, collectively, the Debenture, the Security Documents and any other document now or hereafter delivered to the Holder by the Corporation or any Subsidiary pursuant to or in connection therewith including any document, agreement or guarantee delivered to the Holder pursuant to or in connection with the Reorganization Undertaking (as defined in the Purchase Agreement);

"EBITDA" means, for any period, Net Income for such period, plus (i) consolidated interest expense of the Corporation and its Subsidiaries for such period, plus (ii) provision for income taxes of the Corporation and its Subsidiaries for such period, plus (iii) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Corporation and its Subsidiaries to the extent that such depreciation, amortization and other non-cash charges were deducted in computing Net Income for such period, minus
(iv) non-cash items increasing consolidated revenues of the Corporation and its Subsidiaries in determining Net Income for such period, in each case on a consolidated basis and determined in accordance with generally accepted accounting principles; provided that the following shall not be included in the calculation of EBITDA as either a charge or revenue: (a) non-cash changes in the carrying value of the Subordinated Notes and other Debt which is not denominated in Canadian dollars and is translated to Canadian dollars at the balance sheet date; and (b) non-cash changes resulting from the marking to market of foreign currency and commodity contracts; and provided further that premiums paid or received on options, warrants or similar instruments shall be recognized, for the purposes of EBITDA, as expenses or revenue, as the case may be, only on the date on which the option, warrant or other instrument in question expires, matures, is exercised or otherwise terminates;

"ELIGIBLE CAPITAL LEASE OBLIGATIONS AND PURCHASE MONEY SECURITY INTERESTS" means
(a) Capital Lease Obligations and Purchase Money Security Interests existing as at the date hereof or any renewals or replacements thereof on materially the same terms and in amounts not materially exceeding those existing as at the date hereof; and
(b) Capital Lease Obligations and Purchase Money Security Interests incurred following the date hereof if the claims of the lessor or creditor thereunder are limited to recovery or repossession of the leased or financed property in question and if such leased or financed property is newly acquired by the Corporation;

"EVENT OF DEFAULT" has the meaning attributed to such term in section 6.1;

"EXCLUDED ASSETS" means the Windy Craggy Property;

"EXISTING ENCUMBRANCES" means the Liens specifically described in SCHEDULE C1;

"FINAL MATURITY DATE" has the meaning given to such term in Section 2.3(a) hereof;

"FINANCIAL QUARTER" means, in relation to the Corporation or any Subsidiary, the four periods each consisting of three months in each Financial Year of the Corporation or such Subsidiary ending on the last day of each of the third, sixth, ninth and twelfth months in such Financial Year;

"FINANCIAL YEAR" means, in relation to the Corporation or any Subsidiary, the period beginning on January l and ending on December 31 of each calendar year;

"GENERALLY ACCEPTED ACCOUNTING PRINCIPLES" means the accounting principles so described and promulgated by the Canadian Institute of Chartered Accountants from time to time;

"GLENCORE AGREEMENT" means the letter agreement dated November 5, 1997 between the Corporation and Glencore Ltd. relating to the sale by the Corporation of copper concentrate;

"GOVERNMENTAL BODY" means any government, parliament, legislature, or any regulatory, authority, agency, commission or board of any government, parliament or legislature, or any court or (without limitation to the foregoing) any other law, regulation or rule-making entity (including, without limitation, any central bank, fiscal or monetary authority or authority regulating banks), having jurisdiction in the relevant circumstances, or any Person acting under the authority of any of the foregoing (including, without limitation, any arbitrator);

"HAZARDOUS SUBSTANCE" includes but is not limited to any contaminants, pollutants, dangerous substances, liquid wastes, industrial wastes, toxic substances, hazardous wastes, hazardous materials of whatsoever nature or kind or any other hazardous substance within the meaning of any Applicable Law including without limitation the HAZARDOUS PRODUCTS ACT (Canada), the CANADIAN ENVIRONMENTAL PROTECTION ACT (Canada), the ENVIRONMENTAL PROTECTION ACT (Ontario) and the WASTE MANAGEMENT ACT (B.C.);

"HOLDER" means Northgate Exploration Limited and its successors and permitted assigns;

"INITIAL PURCHASE PRICE" has the same meaning given to such term in the Purchase Agreement;

"INTELLECTUAL PROPERTY" means all trade marks, trade names, patents, patent applications, copyrights, trade secrets, logos, processes, computer systems and application software which are owned or used by, or which relate to the business of, the Corporation or the Subsidiaries;

"INTEREST PAYMENT DATE" means each day on which interest is payable hereunder pursuant to section 2.1;

"INTEREST RATE" means the LIBOR Rate plus 6.0% per annum;

"INTERIM FINANCIAL STATEMENTS" means the unaudited consolidated financial statements of the Corporation as at and for the 4 month period ended April 30, 1998 consisting of a balance sheet, an income statement and a statement of changes in financial position, a copy of which has been provided to the Holder;

"KEMESS MINE" means the Kemess North Property and the Kemess South Mine;

"KEMESS NORTH PROPERTY" means all present and future property and assets comprising or relating to what is generally referred to as the Kemess North Property in British Columbia, Canada including, without limitation, all mineral claims and leases referred to in SCHEDULE B-1 hereto, all buildings, equipment, fixtures and other property and assets owned or leased by the Corporation (or in which the Corporation otherwise has an interest) situated or used at the Kemess North Property site all operations, exploration and other activities carried on at such site and all permits, authorizations, licenses and similar approvals relating thereto;

"KEMESS SOUTH MINE" means all present and future property and assets comprising or relating to what is generally referred to as the Kemess South Mine property in British Columbia, Canada including, without limitation, all mineral claims and leases referred to in SCHEDULE B-2 hereto, all buildings, equipment, fixtures and other property and assets owned or leased by the Corporation (or in which the Corporation otherwise has an interest) situated or used at the Kemess South Mine site, all operations, exploration and other activities carried on at such site and all permits, authorizations, licenses and similar approvals relating thereto;

"KEMESS MINE PRODUCTION DATE" means the date that the Kemess South Mine has produced concentrate over the immediately preceding 30 day period, and is able to sustain and maintain such production thereafter, of not less than 8500 short tons of concentrate yielding mineral content that is acceptable to Glencore Ltd. pursuant to the Glencore Agreement (without giving effect to any amendments thereof);

"KEMESS MINE CONSTRUCTION CONTRACTS" has the meaning given to such term in
Section 4.1(x);

"KNOWLEDGE" means the best knowledge of the senior management of that party (which in the case of the Corporation specifically includes but is not limited to the Kemess Mine Project Manager, the Kemess Mine Project Director and the Kemess Mine Manager of Project Accounting, after having made all reasonable inquiries;

"LIBOR RATE" means the rate of interest per annum, calculated on the basis of a year of 360 days, determined by the Holder for a 30 day period to be (i) the rate per annum, calculated on the basis of a year of 360 days, which appears on the Reuters Telerate Page 3750 as of 11:00 a.m. (London time) on the second Business Day prior to the commencement of such 30 day period in an amount of U.S. dollars equal to the principal amount then outstanding under the Debenture and for a 30 day deposit period, or (ii) if such rate does not appear on the Reuters Telerate Page 3750 as and when contemplated herein, the arithmetic average (rounded upwards to the nearest 1/16th of 1%) of the rates of interest per annum, calculated on the basis of a year of 360 days, at which any three prime banks in the London inter-bank market are offering deposits at approximately 11:00 a.m. (London time) on the second Business Day prior to the commencement of such 30 day period in an amount of U.S. dollars equal to the principal amount then outstanding under this Debenture and for a 30 day deposit period;

"LIEN" means any mortgage, lien, pledge, assignment, charge, security interest, lease intended as security, title retention agreement, rights reserved in any Governmental Body, registered lease of real property, hypothec, levy, execution, seizure, attachment, garnishment or other similar encumbrance and includes any contractual restriction which, if contravened, may give rise to an encumbrance;

"MATERIAL AUTHORIZATION" means, with respect to the Corporation or any Subsidiary, any approval, permit, licence or similar authorization from, and any filing or registration with, any Governmental Body required by such Person to own its property and assets or to carry on its business in each jurisdiction in which it does so or is contemplated to do so, where the failure to have such approval, permit, licence, authorization, filing or registration would have a material adverse effect upon its business, financial condition or prospects;

"MATERIAL CONTRACTS" has the meaning given to such term in Section 4.1(x);

"MATERIAL SUBSIDIARIES" means APM and all Subsidiaries each of which has total assets exceeding a fair market value of Can. $2,000,000;

"MATERIALITY THRESHOLD" means that the representation, warranty, covenant or other obligation in question shall apply only to subject matter which individually or in the aggregate is or should reasonably be expected as determined by the Holder, acting reasonably, to be material to:

     (a) the business, property or affairs of the Corporation taken as a whole;

     (b) the construction, ownership or operation of the Kemess Mine or the requirement that the Kemess Mine Production Date occur on or before December 31, 1998; or

     (c) the Holder, in its capacity as a secured creditor of the Corporation under the Documents;

"MIKWAM PROPERTY" has the meaning ascribed thereto in SCHEDULE V;

"MORTGAGED PROPERTY" means all of the property, assets and undertaking of the Corporation and APM of every nature and kind, both present and future, real and personal, tangible and intangible, other than Excluded Assets, including without limitation all proceeds of disposition of any such property, assets and undertaking;

"NET INCOME" means, for any period, the aggregate of the net income of the Corporation and its Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles (for greater certainty, after Taxes), but excluding therefrom (i) extraordinary items, (ii) any gains or losses from the sale of any assets (other than inventory sold in the ordinary course of business) of the Corporation or its Subsidiaries, (iii) the net income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that net income is not permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its shareholders, or is not permitted without prior governmental approval (that has not been obtained), and
(iv) the income or loss from any entity in which the Corporation's or its Subsidiary's, as applicable, investment is classified pursuant to generally accepted accounting principles as a minority interest;

"NIGHTHAWK LAKE MINE" has the meaning ascribed thereto in SCHEDULE W;

"PAMOUR MINE" has the meaning ascribed thereto in SCHEDULE X;

"PERMITTED DEBT" means, collectively, the indebtedness pursuant to the Debentures and:

     (a)  indebtedness of the Corporation under the Subordinated Notes;

     (b) indebtedness of the Corporation which, pursuant to agreements and confirmations delivered by the applicable creditor to and in favour of the Corporation and the Holder in form and content satisfactory to the Holder, is fully subordinated and postponed to the obligations of the Corporation to the Holder under the Debenture and the other Documents, provided that at the time any or all such indebtedness is incurred or reincurred no Default or Event of Default has occurred;

     (c) indebtedness of the Corporation to Persons under interest rate swaps, currency swaps, commodity agreements and similar hedging agreements (the "Permitted Hedging Indebtedness");

     (d) Debt under or secured by Eligible Capital Lease Obligations and Purchase Money Security Interests, not at any time exceeding the aggregate of (A) Can. $30,000,000 plus (B) for so long as the Proposed Leaseback Assets are leased to the Corporation pursuant to the April 6, 1998 lease between the Corporation and Trilon Bancorp Inc. (Lease Number L-RY001) and in the event of a sale and leaseback of the Proposed Leaseback Assets and solely for those purposes, the amount by which the Debt under or secured by an Eligible Capital Lease Obligation or Purchase Money Security Interest relating to the Proposed Leaseback Assets exceeds the difference between (1) Can. $30,000,000, and (2) the amount of Debt under all Eligible Capital Lease Obligations and Purchase Money Security Interests existing as at the date hereof;

     (e) Debt by way of trade payables or the endorsement of negotiable instruments incurred or created in the ordinary course of business for the purpose of carrying on same.

"PERMITTED ENCUMBRANCES" means Liens granted to secure indebtedness under the Debentures and other Documents, Liens granted to Trilon Financial Corporation to secure obligations owing to it under a Royalty Agreement and a Royalty Debenture each dated the date hereof; and:

     (a) the Existing Encumbrances set out in Parts I and II of SCHEDULE C1 hereto and extensions, renewals or refinancings thereof on materially the same terms and in amounts not materially exceeding those existing at the date hereof;

     (b) Liens on the Mortgaged Property granted by the Corporation to holders of Permitted Hedging Indebtedness in an aggregate amount not at any time exceeding U.S. $50,000,000 to secure the Corporation's obligations in respect of Permitted Hedging Indebtedness in an aggregate amount not at any time exceeding U.S. $50,000,000, provided that each such holder delivers to and in favour of the Corporation and the Holder an inter-creditor agreement, in form and content satisfactory to the Holder, providing for, among other things, the subordination by such holders of Permitted Hedging Indebtedness Note of any Liens granted to them to and in favour of the Security until such time as all of the obligations of the Corporation to the Holder are satisfied in full;

     (c) cash collateral accounts for the letters of credit specifically described in SCHEDULE Y and extensions, renewals or refinancings thereof on materially the same terms and in amounts not materially exceeding those existing at the date hereof;

     (d) Liens for taxes, assessments or governmental charges incurred in the ordinary course of business that are not yet due and payable (taking into account any relevant grace periods), in respect of which the Corporation or a Subsidiary, as the case may be, has established on its books reserves to the extent required by generally accepted accounting principles considered by it and its auditors to be adequate therefor;

     (e) rights reserved to or vested in any Governmental Body by the terms of any lease, licence, franchise, grant or permit, or by any statutory provision, to terminate the same, to take action which results in an expropriation, to designate a purchaser of any Mortgaged Property or to require annual or other payments as a condition to the continuance thereof;

     (f) construction, contractors', mechanics', carriers', warehousemen's, suppliers' and materialmen's Liens and Liens in respect of vacation pay, workers' compensation, unemployment insurance or similar statutory obligations, provided the obligations secured by such Liens are not yet due and payable and, in the case of construction Liens, which have not yet been filed or for which the Corporation or a Subsidiary has not received written notice of a Lien, provided that in any case the Corporation may permit to exist construction Liens (in addition to those included in the definition of Existing Encumbrances and listed in Part I of SCHEDULE C1) which do not individually or in the aggregate relate to indebtedness exceeding Can. $10,000,000, which the Corporation is contesting in good faith by all appropriate proceedings promptly instituted and diligently conducted, and in respect of which, notice in writing has been given by the Corporation to the Holder, with full particulars thereof;

     (g) zoning restrictions, easements, rights of way, leases or other similar encumbrances or privileges in respect of real property which in the aggregate do not materially impair the use of such property by the Corporation or a Subsidiary in the operation of its business;

     (h) Liens in connection with any Eligible Capital Lease Obligations and Purchase Money Security Interests in respect of Debt not at any time exceeding in the aggregate of (A) Can. $30,000,000 plus (B) for so long as the Proposed Leaseback Assets are leased to the Corporation pursuant to the April 6, 1998 lease between the Corporation and Trilon Bancorp Inc. (Lease Number L-RY001) and in the event of a sale and leaseback of the Proposed Leaseback Assets and solely for those purposes, the amount by which the Debt under or secured by an Eligible Capital Lease Obligation or Purchase Money Security Interest relating to the Proposed Leaseback Assets exceeds the difference between (1) Can. $30,000,000 and
     (2) the amount of the Debt under all Eligible Capital lease Obligations and Purchase Money Security Interests existing as at the date hereof;

     (i) security given by the Corporation or a Subsidiary to a public utility or any

     Governmental Body, when required by such utility or Governmental
     Body in connection with the operations of the Corporation or Subsidiary in the ordinary course of its business, which singly or in the aggregate do not materially detract from the value of the asset concerned or materially impair its use in the operation of the business of the Corporation or Subsidiary;

     (j) the reservation in any original grants from the Crown of any land or interest therein and statutory exceptions to title;

     (k) title defects or irregularities which are of a minor nature and which do not materially detract from the value of the assets of the Corporation or its Subsidiaries encumbered thereby;

     (l) Liens on the Mortgaged Property granted by the Corporation to or on behalf of holders of the Subordinated Notes in an aggregate principal amount not at any time exceeding U.S. $175,000,000 to secure the Corporation's obligations in respect of the Subordinated Note Trust Indenture in an aggregate principal amount not at any time exceeding U.S. $175,000,000, provided that Chase Manhattan Trust Company, National Association, as trustee thereunder and any other collateral agent appointed by it delivers to and in favour of the Corporation and the Holder an inter-creditor agreement, in form and content satisfactory to the Holder, providing for, among other things, the subordination by such holders of Subordinated Notes of any Liens granted to them to and in favour of the Security until such time as all of the obligations of the Corporation to the Holder are satisfied in full, and providing that notwithstanding the granting of such Liens the holders of the Subordinated Notes will take reasonable steps to ensure that they are placed in a separate class of creditors than the Holder in any insolvency proceedings relating to the Corporation and if notwithstanding the foregoing they are placed in the same class of creditors they will assign their votes to the Holder so as to permit the Holder to vote against and defeat any restructuring plan in such insolvency proceedings; and

     (m) any other Lien which the Holder after the date hereof approves in writing as a Permitted Encumbrance;

provided that nothing herein shall constitute or be interpreted as a postponement or subordination of the Security to any security granted by the Corporation in connection with such Permitted Encumbrances.

"PERMITTED HEDGING INDEBTEDNESS" has the meaning given to it in paragraph (c) of the definition of Permitted Debt;

"PERMITTED PAYMENTS" means any payment, distribution, loan, advance or transfer by a Restricted Subsidiary (as defined in the Subordinated Note Trust Indenture) to the Corporation or to another Restricted Subsidiary contemplated in paragraphs 4.13(a),(b) and (c) of the Subordinated Note Trust Indenture that, and only to the extent that, cannot be subject to a Payment Restriction pursuant to and as defined in Section 4.13 of the Subordinated Note Trust Indenture;

"PERSON" means any individual, partnership, limited partnership, joint venture, syndicate. sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, government or governmental authority or entity, however designated or constituted;

"PREPAYMENT AMOUNT" means the principal amount of this Debenture which the Corporation proposes to prepay under Section 2.4 plus a non-refundable fee of one per cent (1%) of such principal amount being prepaid;

"PROCEEDS CONDITIONS" means the conditions precedent in favour of the Holder that (i) the Kemess South Mine has produced concentrate over the immediately preceding 30 day period, and is able to sustain and maintain such production thereafter, of not less than 7500 short tons of concentrate yielding mineral content that is acceptable to Glencore Ltd. pursuant to the Glencore Agreement (without giving effect to any amendments thereof), (ii) at such time the Kemess South Mine accounts payable of the Corporation do not exceed U.S.$15,000,000 and
(iii) at such time the Kemess South Mine accounts payable of the Corporation are not overdue in accordance with their respective terms;

"PROPOSED LEASEBACK ASSETS" means one P & H model 2800XPB Electric Mining Shovel (Serial No.28127) and one P & H model 100XP Rotary Blast Hole Drill (Serial No.10036);

"PURCHASE AGREEMENT" means the Securities Purchase Agreement dated April 17, 1998 entered into by Trilon Financial Corporation and the Corporation in respect of, inter alia, the purchase of the Debentures, as amended from time to time;

"PURCHASE MONEY SECURITY INTEREST" means any Lien given, assumed or arising by operation of law, including capital leases, to provide or secure, or to provide the obliger with funds to pay, the whole or any part of the consideration for the acquisition of property where the principal amount of the obligation secured by such Lien (i) is not in excess of the cost to the obliger of the property encumbered thereby and (ii) is secured only by the property being acquired by the obliger, and includes the renewal or refinancing of any such Lien upon the same property provided that the indebtedness secured and the security therefor are not increased thereby;

"ROYALTY AGREEMENT" has the same meaning given to such term in the Purchase Agreement;

"ROYALTY DEBENTURE" has the same meaning given to such term in the Purchase Agreement;

"SALE" has the meaning attributed to such term in section 5.3(e);

"SECURITY" means the Liens created by the Security Documents;

"SECURITY DOCUMENTS" means, collectively, the agreements, instruments and documents delivered from time to time (both before and after the date of this Debenture) to the Holder by the Corporation and APM and by any Subsidiary for the purpose of creating, perfecting, preserving or protecting the security of the Holder in respect of the Debenture and in respect of amounts outstanding thereunder (including, without limitation, the documents referred to in Article 3, Section 5.1(v) and Section 5.1(x));

"SUBORDINATED NOTES" means the outstanding Secured 12.75% Senior Subordinated Notes due 2006 in the aggregate principal amount of U.S. $175,000,000;

"SUBORDINATED NOTE TRUST INDENTURE" means the Trust Indenture dated as of August 12, 1996 among the Corporation, Kemess Mines Inc. and Mellon Bank, F.S.B. relating to the Subordinated Notes, as amended by (i) the First Supplemental Indenture, dated and effective as of December 31, 1997, (ii) the Second Supplemental Indenture dated and effective as of January 31, 1998, (iii) the Third Supplemental Indenture dated and effective as of May 19, 1998, (iv) the Fourth Supplemental Indenture dated and effective the date hereof, and (v) the Fifth Supplemental Indenture dated and effective the date hereof, each by and between the Corporation and Chase Manhattan Trust Company, National Association, the successor to Mellon Bank, F.S.B., as Trustee;

"SUBSIDIARIES" means all of the corporations listed on SCHEDULE E and any other corporation or limited liability company which is or hereafter becomes directly or indirectly controlled by the Corporation, and for the purposes of this definition, the Corporation shall be deemed to control a corporation if the Corporation beneficially owns, directly or indirectly, shares to which are attached more than 50% of the voting rights ordinarily exercisable at meetings of shareholders of such corporation, and the Corporation shall be deemed to own beneficially shares beneficially owned by a corporation controlled by it, and so on indefinitely, and the Corporation shall be deemed to control a limited liability company where it owns more than 50% of the equity interests in such limited liability company;

"TAXES" means all taxes of any kind or nature whatsoever including, without limitation, income taxes, sales or value-added taxes, levies, stamp taxes, royalties, duties, and all fees, deductions, compulsory loans and withholdings imposed, levied, collected, withheld or assessed as of the date hereof or at any time in the future, by any Governmental Body of or within Canada or any other jurisdiction whatsoever having power to tax, together with penalties, fines, additions to tax and interest thereon;

"THIS DEBENTURE" and "THE DEBENTURE" refer to this Debenture and, unless otherwise expressly provided, not to any particular Article, section, subsection, paragraph, clause, subdivision or other portion hereof, and includes any and every instrument supplemental or ancillary hereto or in implementation hereof;

"WINDY CRAGGY PROPERTY" means the mineral claims in and around Windy Craggy mountain in the Tatshenshini/Alsek region of northwestern British Columbia, more particularly described in SCHEDULE F hereto.

                                       13